SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☒ Preliminary Proxy Statement	☐ Confidential, For Use of the
☐ Definitive Proxy Statement	Commission Only (as permitted
☐ Definitive Additional Materials	by Rule 14a-6(e)(2))
☐ Soliciting Material Pursuant to or Rule 14a-12

    EBENX, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:
COMMON STOCK, $0.01 PAR VALUE PER SHARE
                    (“EBENX COMMON STOCK”)

(2)	Aggregate number of securities to which transaction applies:
22,160,174 SHARES OF EBENX COMMON STOCK

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

THE AMOUNT ON WHICH THE FILING FEE OF $9,887.87 WAS CALCULATED WAS DETERMINED PURSUANT TO SECTION 14(g) OF THE EXCHANGE ACT. THE FILING FEE IS CALCULATED AS $92.00 PER $1,000,000.00 OF MERGER CONSIDERATION, BASED ON (I) $4.85, THE NEGOTIATED CONSIDERATION FOR EBENX COMMON STOCK MULTIPLIED BY (II) 22,160,174, THE NUMBER OF SHARES OF EBENX COMMON STOCK ISSUED AND OUTSTANDING AS OF THE DATE HEREOF (ASSUMING THE EXERCISE OF 1,861,822 OUTSTANDING VESTED IN-THE-MONEY OPTIONS).

(4)	Proposed maximum aggregate value of transaction:
$107,476,843.90

(5)	Total fee paid:
$9,887.87
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

[EBENX LOGO]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

[                        ], 200

Dear eBenX, Inc. Shareholder,

As you may know, on November 1, 2002, we entered into an Agreement and Plan of Merger by and among eBenX, Inc., SHPS, Inc. and its wholly owned subsidiary, Snow Acquisition Corp. If the merger contemplated by the merger agreement is completed, eBenX will become a direct subsidiary of SHPS, and each of your shares of eBenX common stock will be converted into the right to receive $4.85 in cash. This price represents a 76% premium over the daily average closing bid price over the six month period prior to the public announcement of the merger agreement and a 146% premium over the closing bid price on the day prior to public announcement of the merger agreement.

The merger cannot be completed unless the shareholders of eBenX approve it. We have scheduled a special meeting to vote on the merger. The meeting will be held on                     , 200     at 10:30 a.m., local time, at             .

After careful consideration, your board of directors has unanimously determined that the consideration to be received in the merger is fair to, and in the best interests of, eBenX and its shareholders. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for approval and adoption of the merger agreement and the merger. Three substantial shareholders have entered into voting agreements in which they have agreed to vote shares controlled by them, in an amount equal to 19.9% of the shares entitled to vote, in favor of adopting the merger agreement. In addition to the shares covered by the voting agreements, eBenX officers and directors and their affiliates hold approximately 7.5% of the shares entitled to vote, and we expect those shares to be voted to approve the merger agreement as well.

This proxy statement provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. It incorporates certain documents filed by eBenX with the Securities and Exchange Commission. You can obtain any of the aforesaid documents from eBenX or the SEC. Documents incorporated by reference are available from eBenX without charge, except for any exhibits to those documents unless eBenX has specifically incorporated by reference a particular exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from eBenX by calling (763) 614-2020, or at the address set forth on the next page.

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. You can also vote through the Internet or by telephone by following the instructions on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted for the approval and the adoption of the merger agreement and the merger. Your failure to return your proxy card will be considered a vote against the merger.

The board of directors and management of eBenX appreciate your continuing interest and support of our company, and we hope you will support this exciting transaction.

Sincerely,

John J. Davis Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

EBENX, INC.
605 NORTH HIGHWAY 169
SUITE LL
MINNEAPOLIS, MINNESOTA 55441

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                     , 200

eBenX, Inc., a Minnesota corporation, will hold a special meeting of its shareholders on                     , 200   at              a.m., local time, at                              for the following purposes:

1.
To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 1, 2002, by and among eBenX, SHPS, Inc., a Florida corporation, and Snow Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of SHPS, and the merger and the other transactions contemplated by such agreement.

2.	To consider and act on other matters incident to the conduct of the meeting.

eBenX has fixed the close of business on                     , 200   as the record date for determination of the shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at eBenX’s executive offices between                     , 200   and the date of the special meeting.

After careful consideration, your board of directors has unanimously determined that the consideration to be received in the merger is fair to, and in the best interests of, eBenX and its shareholders. The board of directors has unanimously approved the merger and recommends that you vote for approval and adoption of the Agreement and Plan of Merger and the merger contemplated thereby.

The accompanying proxy statement describes the merger agreement and the transactions contemplated by the merger agreement in greater detail. We urge you to read it carefully. If you have any questions about the merger, please contact me, Randall J. Schmidt, Secretary of eBenX. I can be reached at 605 North Highway 169, Suite LL, Minneapolis, Minnesota 55441, and my telephone number is (763) 614-2020.

By Order of the Board of Directors,

Randall J. Schmidt, Secretary

Whether or not you intend to be present at the special meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. Sending a proxy card will not affect your right to vote in person if you attend the special meeting and revoke the proxy prior to the vote.

Alternately, you may submit your proxy via the Internet as described on the proxy card.

Please do not send your stock certificates with your proxy cards at this time. Do not send in your stock certificates unless and until you receive a letter of transmittal. The merger agreement must be approved by the holders of a majority of the outstanding shares of eBenX common stock. Your vote is very important. We urge you to review the enclosed materials and return your proxy card promptly. Your Board of Directors unanimously recommends that the shareholders vote for the approval and adoption of the merger agreement.

Pursuant to the Minnesota Business Corporation Act, if you do not vote in favor of the merger and comply with the requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, you will have the right to dissent and receive the fair market value of your eBenX shares, which may be less than or more than the merger consideration per share. For a more complete discussion of these rights, see “Rights of Dissenting Shareholders” on page 32 of this proxy statement.

EBENX, INC.

[EBENX LOGO]

PROXY STATEMENT

MERGER PROPOSED — THE VOTE OF EBENX, INC.
SHAREHOLDERS IS IMPORTANT

The boards of directors of eBenX, Inc., a Minnesota corporation, SHPS, Inc., a Florida corporation, and Snow Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of SHPS, have approved, and the parties have entered into, an Agreement and Plan of Merger under which eBenX will become a wholly owned subsidiary of SHPS. Pursuant to the merger, each issued and outstanding share of eBenX common stock (other than shares as to which dissenters’ rights have been properly exercised) will be converted into the right to receive $4.85 in cash, without interest. After the merger, eBenX shareholders generally will no longer have an interest in eBenX.

This proxy statement is being sent to the shareholders of eBenX in connection with the solicitation of proxies by the eBenX board of directors for use at a special meeting of eBenX shareholders to be held on                     , 200  , to consider and vote upon the merger agreement. After careful consideration, the eBenX board of directors has determined that the merger is fair to, and in the best interests of, its shareholders and unanimously recommends that its shareholders vote in favor of the merger agreement and the merger contemplated thereby.

Pursuant to eBenX’s Articles of Incorporation and in accordance with Minnesota law, the affirmative vote of holders of at least a majority of all of the shares of eBenX common stock outstanding as of the record date is required to approve and adopt the merger agreement and the merger. Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. have entered into voting agreements with SHPS. In the voting agreements, these shareholders have agreed, among other things, to vote shares of eBenX stock controlled by them, in an amount equal to 19.9% of the shares entitled to vote, in favor of the merger agreement and the merger. In addition to the shares covered by the voting agreements, eBenX officers and directors and their affiliates hold approximately 7.5% of the shares entitled to vote, and we expect those shares to be voted to approve the merger agreement as well.

All shares of eBenX common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, proxies will be voted FOR the approval and adoption of the merger agreement and the merger and in the discretion of the persons named in the proxy with respect to other matters as may properly come before the special meeting. An eBenX shareholder may revoke his, her or its proxy at any time prior to its use by delivering to eBenX’s secretary a signed notice of revocation or a later-dated and signed proxy.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the affairs of eBenX since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

The board of directors of eBenX does not know of any additional matters that will be presented for consideration at the special meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the covered shares of eBenX common stock on other business, if any that may properly come before the special meeting.

This proxy statement and the accompanying form of proxy are first being mailed to eBenX shareholders on or about [                    ,] 200  .

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed upon the fairness or merits of such transaction nor upon the accuracy of the information contained in this document. Any representation to the contrary is unlawful.

The date of this proxy statement is                     , 200  .

T ABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of common stock of eBenX, Inc. This proxy statement describes the issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Why is the board of directors recommending approval of the merger?

Following the board of directors’ consideration of a number of factors, including current economic conditiosn, competitive conditions in the benefits administration industry, conditions in the stock market and the opinion of Banc of America Securities LLC as to the fairness, from a financial point of view, of the cash consideration to be received by our common shareholders, our board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of our shareholders. The board of directors therefore recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

What am I voting on?

You are being asked to consider and vote to approve the merger agreement we entered into with SHPS, Inc. and Snow Acquisition Corp. to combine the companies. As a result of the merger, Snow Acquisition will be merged with and into eBenX, SHPS will own all of our capital stock and our common stock will no longer be traded on The Nasdaq National Market System or registered under the Securities Exchange Act of 1934, as amended.

What will I receive for my shares of eBenX common stock if the merger is completed?

You will receive $4.85 in cash, without interest, for each share of our common stock that you own immediately before the merger.

When will I receive the cash consideration?

Following the merger, you will receive written instructions for surrender of certificates evidencing your eBenX common stock. You will receive the cash consideration upon surrender of the certificates in accordance with those instructions.

What will I receive for my stock options if the merger is completed?

Each option to purchase a share of eBenX common stock which is not exercised prior to closing will be deemed to be an option to purchase 0.2934 shares of SHPS common stock at an exercise price per full SHPS share equal to the stated exercise price divided by 0.2934. Unexercised stock options held by eBenX employees who are terminated in connection with the merger will be cancelled.

What vote is required to approve the merger?

For the merger to occur the merger agreement and the merger must be adopted and approved by the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger. A failure to vote or to provide your broker with instructions on how to vote or a vote to abstain will have the same effect as a vote “AGAINST” the merger agreement and the merger. As a condition to the signing of the merger agreement, SHPS required certain shareholders to agree to vote, in the aggregate, 19.9% of the outstanding shares of eBenX common stock in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. In addition to the shares covered by the voting agreements, eBenX officers and directors and their affiliates hold approximately 7.5% of the shares entitled to vote, and we expect those shares to be voted to approve the merger agreement as well.

When do you expect the merger to be completed?

Assuming we obtain shareholder approval, we plan to complete the merger as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What are the U.S. federal income tax consequences of the merger?

Your receipt of cash in exchange for your shares of our capital stock, either in the merger or on exercise of dissenters’ rights, will be a taxable transaction to you. You will recognize a capital gain equal to the excess of the cash received over your adjusted basis in your shares. We urge you to consult your own tax advisors to determine the effect of the merger on you under federal law, and under your own state and local tax laws.

Does SHPS have the financial resources to pay for the common stock?

SHPS has advised us that it has the resources to fund the consideration to be paid to the holders of common stock in the merger. There is no financing condition to the consummation of the merger.

What can I do if I am not satisfied with the payment I will receive for my shares?

Under Minnesota law, if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares judicially determined. Any consideration that you receive for your shares of capital stock pursuant to such judicial valuation could be more or less than you would have received pursuant to the merger. To exercise your dissenters’ rights, you must follow certain procedures under Minnesota law. If you do not follow these procedures exactly, you will lose your dissenters’ rights.

How do I vote?

After carefully reading and considering the information contained in this proxy statement, you may cast your vote in one of the following ways:

•	by completing the accompanying proxy card and returning it in the enclosed envelope;

•	by using the Internet or telephone to vote, following the instructions on the proxy card; or

•	by appearing and voting in person at the special meeting.

If your shares are held in “street name,” which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

May I change my vote?

You may change your vote by following any of these procedures. If you are a shareholder “of record,” meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must do one of the following before the vote is taken at the special meeting:

•	send written notice revoking your proxy to our Corporate Secretary at 650 North Highway 169, Suite LL, Minneapolis, MN 55441; or

•	sign and return another proxy, or deliver a new proxy via the Internet or telephone, with a later date.

If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in another name (for example, in “street name”), you must follow the procedures required by the holder of record, which is usually a brokerage firm, bank or other financial institutions, to revoke a proxy. You should contact the holder of record directly for more information on these procedures. In any event, you may not change your vote or revoke your proxy after the vote is taken at the special meeting.

How do I vote in person?

If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on                 , 200  , the record date for determining which of our shareholders are entitled to notice of, and to vote at, the special meeting, in order to be admitted to the special meeting. In addition, if you want to vote your shares that are held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

Should I send in my stock certificates now?

No, you should not send us your stock certificates prior to the merger. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Who can help answer my questions about the transactions?

If you have additional questions about these transactions, you should contact Randall J. Schmidt, our Chief Financial Officer and Secretary, at (763) 614-2020.

SUMMARY

The following summary is intended only to highlight information contained in this proxy statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this proxy statement, the annexes hereto and the documents otherwise referred to in this proxy statement. You are urged to review this entire proxy statement carefully, including the annexes hereto and such other documents.

The Companies

eBenX, Inc.
605 North Highway 169
Minneapolis, MN 55441

eBenX is a leader in streamlining and automating the health and welfare benefit supply chain, providing expertise, technology and services focused on managing the business transactions between mid-size and large employers and carriers-the buyers and suppliers of group health and welfare benefits. eBenX provides proprietary technology and value added services to automate and lower the cost of administering the complex enrollment, eligibility and payment transactions between buyers and suppliers of group health products. eBenX provides specialized technology-based products and services to execute these functions. These products significantly reduce financial leakage and transaction errors via improved data accuracy and automated reconciliation and electronic business rules which permit much more efficient and timely transfer of data between both parties to the purchase of health care benefits.

SHPS, Inc.
11045 Bluegrass Highway
Louisville, KY 40299

SHPS is a technology-based outsourcing provider that manages the administrative, clinical and financial aspects of benefits and health care delivery. SHPS has built a platform of products and services to provide human resource and benefits administration, total population health management and business support services to support companies’ health and welfare benefits needs on an end-to-end basis. These services provide mid-size to large private and public sector enterprises and health plans a single source for outsourcing all or parts of their health and welfare benefits programs.

The Special Meeting (See page 9)

At the eBenX special meeting, holders of eBenX common stock will consider and vote on the proposal to approve and adopt the merger agreement. The eBenX special meeting is scheduled to be held at              a.m., local time, on                     , 200  , at             .

Record Date and Vote Required (See page 10)

The record date for the eBenX special meeting is                     , 200  , and only shareholders of record as of that date are entitled to vote at the meeting. The merger agreement and the merger will be approved and adopted if a majority of the outstanding shares of eBenX common stock vote in favor of the merger agreement and the merger. Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. have entered into voting agreements with SHPS agreeing, among other things, to vote shares of eBenX stock controlled by them, in an amount equal to 19.9% of the shares entitled to vote, in favor of the merger agreement and the merger. In addition to the shares covered by the voting agreements, eBenX officers and directors and their affiliates hold approximately 7.5% of the shares entitled to vote, and we expect those shares to be voted to approve the merger agreement as well.

The Merger And The Merger Agreement (See page 11)

The merger agreement is attached to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs your rights in connection with the merger.

Merger Consideration (See page 23)

Pursuant to the merger, each issued and outstanding share of eBenX common stock (other than shares as to which dissenters’ rights have been properly exercised) will be converted into the right to receive $4.85 in cash, without interest. Pursuant to the merger, each option to purchase shares of eBenX common stock which is then outstanding and has not been exercised will be converted into an option to purchase 0.2934 shares of SHPS common stock, provided that options with exercise prices in excess of $4.85 held by employees of eBenX who are terminated in connection with the merger will be cancelled. After the merger, eBenX shareholders generally will no longer have an interest in eBenX and will not own any interest in SHPS.

Stock Price (See page 8)

The closing bid price for eBenX’s common stock on November 1, 2002, the last trading day prior to announcement of the execution of the merger agreement, was $1.97, or 40.6% of the merger consideration per share of $4.85. The merger consideration per share therefore represents a 146% premium over the closing bid price on November 1, 2002.

Recommendation of the Board of Directors of eBenX (See page 14)

The eBenX board of directors has unanimously approved the merger agreement and the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that the shareholders of eBenX vote “for” the approval of the merger agreement and the merger.

Reasons for the Merger (See page 13)

In reaching its decision to approve the merger agreement, eBenX’s board of directors considered a number of factors, including among others:

•	eBenX’s current business, financial condition, results of operations and prospects;

•	historical market prices for eBenX’s common stock and the premium represented by the merger consideration;

•	the competitive landscape and market conditions for eBenX’s products;

•	the results of the extensive discussions between eBenX management and prospective parties to a business combination with eBenX; and

•	the opinion of Banc of America Securities.

Opinion of Banc of America Securities LLC (See page 15)

Banc of America Securities delivered its opinion to eBenX’s board of directors that, as of November 1, 2002 and based upon and subject to the various assumptions and limitations set forth therein, the $4.85 per share in cash to be received by the holders of eBenX common stock pursuant to the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Banc of America Securities, dated November 1, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. eBenX’s shareholders should read the opinion carefully and in its entirety. Banc of America Securities provided its opinion for the information and assistance of eBenX’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Banc of America Securities opinion is not a recommendation as to how any holder of eBenX’s common stock should vote with respect to such transaction.

Conditions to the Merger (See page 27)

The completion of the merger depends upon a number of conditions being satisfied, including the following:

•	approval of the merger by eBenX shareholders;

•	passage of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	no law restraining, enjoining or otherwise preventing consummation of the merger.

Furthermore, SHPS will not be obligated to complete the merger unless a number of conditions have been satisfied, including:

•	the representations and warranties of eBenX in the merger agreement are true in all material respects;

•	eBenX has performed or complied in all material respects with all agreements and conditions contained in the merger agreement;

•	certain key eBenX employees have executed employment agreements and/or noncompete agreements;

•	no event has occurred which results in a material adverse effect on eBenX;

•
the subscription agreements dated November 1, 2002 between SHPS and each of Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. shall be in full force and effect and all conditions to the purchases of SHPS stock thereunder other than the merger shall have been satisfied;

•	neither eBenX nor SHPS has received written notice of termination from one or more eBenX clients where such terminations reasonably would be expected to have a material adverse effect on eBenX;

•	consents, approvals or waivers of necessary governmental entities have been obtained; and

•	holders of not more than 5% of the outstanding shares of eBenX common stock have properly demanded dissenters’ rights for their shares.

Finally, eBenX will not be obligated to complete the merger unless a number of conditions have been satisfied, including:

•	one member of the eBenX board of directors has been appointed to the SHPS board of directors;

•	the representations and warranties of SHPS shall be true in all material respects; and

•	SHPS shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement.

The obligation of SHPS to complete the merger is not subject to a financing condition or any additional corporate proceedings by SHPS, such as approval of its shareholders.

Termination (See page 30)

The merger agreement can, under some circumstances, be terminated and abandoned by eBenX and SHPS, or by either of them independently. In some of those cases, a termination of the merger agreement will require eBenX to pay SHPS a termination fee of $4 million. In other cases, one party will be responsible for the expenses incurred by the other party.

Interests of Certain Persons in the Merger (See page 20)

In considering the recommendation and approval of the eBenX board of directors of the merger and the transactions contemplated by the merger agreement, eBenX shareholders should be aware that members of the management and the eBenX board of directors have particular interests in the merger that may be different from, or in addition to, the interests of eBenX shareholders generally. In particular, some directors and executive officers hold unvested stock options that will vest upon the merger and certain executive officers whose employment will terminate upon the merger will receive severance benefits. In addition, three eBenX affiliates have agreed to use the merger proceeds they receive from 675,000 eBenX common shares to purchase SHPS common stock.

Material U.S. Federal Income Tax Consequences of the Merger to eBenX Shareholders (See page 21)

The receipt of cash for shares of eBenX common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, each eBenX shareholder who surrenders shares of eBenX common stock for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such shareholder’s adjusted tax basis in the shares surrendered. We urge you to consult your tax advisor with respect to the particular tax consequences of the merger to you. For additional information regarding material U.S. federal income tax consequences of the merger to our shareholders, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to our Shareholders.”

Voting Agreements (See page 32)

Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. have entered into voting agreements with SHPS. These shareholders have agreed to vote shares of eBenX stock controlled by them, in an amount equal to 19.9% of the shares entitled to vote, in favor of the merger and not to exercise dissenters’ rights in connection with the merger. A form of the voting agreements is attached to this document as Annex B. Please read this form voting agreement in its entirety.

Regulatory Approvals (See page 35)

eBenX and SHPS have filed notification reports with the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act. [The applicable waiting period has expired.]

Rights of Dissenting Shareholders (See page 32)

A copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which grant dissenters’ rights to eBenX shareholders, is attached to this document as Annex D. Please read these provisions of Minnesota law in their entirety.

Under Minnesota law, eBenX shareholders who follow the appropriate procedures and who do not vote in favor of the merger will be entitled to receive payment of the fair value of their shares of eBenX common stock.

HISTORICAL PRICES OF EBENX COMMON STOCK

eBenX’s common stock is listed on the Nasdaq National Market under the symbol “EBNX.” The table below sets forth for each of the calendar quarters indicated, the high and low closing bid quotations for the periods indicated as reported by the Nasdaq National Market.

	FISCAL QUARTER
	1ST	2ND	3RD	4TH
Bid Quotation:
2002 High	$4.75	$4.10	$3.00	$4.70	(1)
Low	$3.22	$2.66	$1.86	$1.55	(1)
2001 High	$7.38	$5.09	$4.67	$4.60
Low	$4.44	$3.06	$3.05	$2.97
2000 High	$76.50	$36.88	$29.00	$14.00
Low	$29.50	$12.75	$11.31	$6.75
1999 High (2)	N/A	N/A	N/A	$48.25
Low (2)	N/A	N/A	N/A	$39.88

(1)	Through November 19, 2002.
(2)	Commencing December 10, 1999.

The last reported sale prices of eBenX common stock was $1.97 on November 1, 2002, the last trading day prior to the public announcement of the execution of the merger agreement and was $             on                     , 200  , the last trading day prior to the date of this proxy statement, as reported by the Nasdaq National Market.

As of November 12, 2002, there were 351 record holders of eBenX common stock and 20,298,352 shares of eBenX common stock issued and outstanding.

BUSINESS OF EBENX

Where You Can Find More Information About eBenX

eBenX (File No. 0-28365) files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by eBenX at the Securities and Exchange Commission’s public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New York, New York, and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. eBenX’s filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov, or can be accessed through the eBenX web site at http://www.ebenx.com.

The SEC allows eBenX to “incorporate by reference” information into this proxy statement, which means that eBenX can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information in (or incorporated by reference in) this proxy statement.

This proxy statement incorporates by reference the documents listed below that eBenX has previously filed with the SEC. These documents contain important information about eBenX and its finances.

eBenX SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2001

Quarterly Report on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2002

Description of eBenX ‘s common stock contained in eBenX ‘s registration statement on Form S-1, SEC Registration No. 333-87985.

eBenX also incorporates by reference the information contained in all other documents it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

You can obtain any of the aforesaid documents from eBenX or the SEC. Documents incorporated by reference are available from eBenX without charge, except for any exhibits to those documents unless eBenX has specifically incorporated by reference a particular exhibit in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from eBenX by calling (763) 614-2020, or at the address set forth in the notice of the special meeting of eBenX shareholders.

If you would like to request documents from eBenX, please do so by                     , 200   to receive them before the special meeting.

eBenX has not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this proxy statement. eBenX has supplied all information contained or incorporated by reference in this proxy statement relating to eBenX, and SHPS has supplied all such information relating to SHPS or Snow Acquisition. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

eBenX has supplied all information contained or incorporated by reference in this proxy statement relating to eBenX and SHPS has supplied all information relating to SHPS or Snow Acquisition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you and which we incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these statements on our expectations and projections about future events, which eBenX derive from the information currently available to us. Forward-looking statements relate to future events or our future performance.

You can distinguish forward-looking statements from those that are historical in nature because forward-looking statements often use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms.

These and other factors may cause actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

THE EBENX SPECIAL MEETING

General

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the eBenX board of directors for use at a special meeting of eBenX shareholders. This proxy statement, the attached notice

of special meeting of shareholders and the enclosed form of proxy card are first being mailed to shareholders of eBenX on or about                 , 200  .

Matters To Be Considered At The eBenX Special Meeting

At the eBenX special meeting, holders of eBenX common stock will consider and vote on the proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

We know of no other matters to be brought before the special meeting. However, if any other matters are properly presented for action at the special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed proxy card will have the discretion, unless otherwise noted on any proxy form, to vote on those matters, subject to applicable law. No proxy card that is voted against the merger will be voted in favor of any adjournment or postponement.

After careful consideration, the eBenX board of directors has unanimously determined that the merger is fair to and in the best interests of eBenX and its shareholders. The eBenX board of directors has unanimously approved the merger agreement and unanimously recommends that holders of eBenX common stock vote to approve and adopt the merger agreement and the merger.

Date, Time And Place

The eBenX special meeting is scheduled to be held at              a.m., local time, on                     ,                     , 200  , at             .

Please follow the instructions on the proxy card for Internet or telephone submission of proxies or complete the enclosed proxy card and send it to the secretary of eBenX so that eBenX receives it no later than                     , 200  , at the following address:

eBenX, Inc.
605 North Highway 169
Suite LL
Minneapolis, Minnesota 55441
Attention: Secretary

Record Date; Vote Required

The eBenX board of directors has fixed the close of business on                     , 200   as the record date for the determination of the shareholders entitled to notice of, and to vote at, the eBenX special meeting. On that date, eBenX had              shares of common stock outstanding. The holders of these shares will be entitled to one vote per share on the merger agreement and the merger. The merger agreement will be approved and adopted if a majority of the outstanding shares of common stock vote in favor of the merger agreement and the merger.

Proxies marked “Abstain” will not be voted at the special meeting. In addition, under Nasdaq rules, your broker cannot vote eBenX common shares held in your broker’s name without specific instructions from you. You should follow the directions your broker provides to you regarding how to instruct your broker to vote your shares; otherwise your shares will result in a “broker non-vote.” Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Accordingly, eBenX’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope.

Quorum and Adjournment

The presence in person or by properly executed proxy of the holders of a majority of eBenX’s common stock outstanding and entitled to vote at the shareholders meeting is necessary to constitute a quorum.

Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. If a quorum is not present, the shareholders’ meeting may be adjourned from time to time until a quorum is obtained.

Revocation Of Proxies

Shares of eBenX common stock represented by properly executed proxies will, unless these proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions have been indicated, will be voted “FOR” approval and adoption of the merger agreement and the merger, and, in the best judgment of the individuals named in the accompanying proxy, on any other matters that may properly come before the eBenX special meeting. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of eBenX at the address given on the notice of shareholders’ meeting accompanying this proxy statement (or via the Internet or telephone). A notice of revocation need not be on any specific form, but must be made in writing. Abstentions may be specified with respect to the approval and adoption of the merger agreement and the merger by properly marking the “ABSTAIN” box on the proxy card for such proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and the merger at the eBenX special meeting.

Solicitation Of Proxies

Proxies are being solicited by and on behalf of the eBenX board of directors. eBenX will bear the costs related to the solicitation of proxies. In addition to solicitation by mail, eBenX’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and eBenX reserves the right to retain outside agencies for the purpose of soliciting proxies.

Rights Of Dissenting Shareholders

If the merger is consummated, eBenX shareholders who follow the appropriate procedures, including filing a written demand for appraisal with eBenX before the taking of the vote on the merger agreement and the merger at the special meeting, and who do not vote in favor of the merger agreement and the merger will be entitled to seek payment of the fair value of their shares of eBenX common stock.

THE MERGER

Background Of The Merger

Since our initial public offering in December 1999, we have focused our resources on refining our technology and service offerings, growing revenues and consolidating operations from our two acquisitions (Arbor Associates and certain assets of Howard Johnson’s health and welfare administration business).

In the last year, general economic conditions have affected many suppliers of technology and administrative services. Employers seeking to control costs have deferred new program expenditures while business consolidations and layoffs have reduced employee counts. In addition, in the employee benefits area, significant increases in health insurance premiums have led many employers to focus on controlling medical care costs instead of the administrative portion of their benefit expenditures. Although we believe our financial results have been generally consistent with our expectations and forecasts in spite of these conditions, we believe these factors, coupled with the overall downturn in the public equity markets over the last two years, and the technology sector in particular, have adversely affected the market value of our stock, particularly beginning with the second quarter of this year, and could continue to do so for the foreseeable future.

In April 2002, we received an unsolicited overture from a large, well-capitalized company expressing interest in a potential business combination. The indication was non-specific with respect to price, but suggested pursuing discussions, which might lead to more detailed consideration of a transaction. This party was informed that eBenX was not for sale, but that we would listen to their proposal. Our board of directors was advised of this overture. Given that neither party expressed any urgency to these discussions, minimal contact occurred over the next several weeks until this party submitted a written indication of interest in a potential business combination in mid-May, 2002. A face-to-face meeting occurred in mid June 2002, although the scope of the discussion remained at a very general level. Based on the results of the discussion, the other party indicated that they would evaluate providing a more substantive proposal in writing.

Our board of directors met by conference call in late June to discuss this overture and its potential to turn into a more serious proposal. The board of directors concluded that it would be in the shareholders’ interest to conduct an organized assessment of whether there was interest in a potential business combination than from this single party. The board of directors confirmed that eBenX was not for sale and was not in any way committed to proceeding with a potential business combination, but rather directed management to determine whether there was additional interest and, if so, at what potential valuation.

In late June and July, management contacted eight well-capitalized companies in the benefits administration marketplace, indicating that we had received an unsolicited overture from a third party regarding a business combination and were inquiring as to their potential interest. By the regularly scheduled July 18, 2002 board of directors meeting, we received several verbal expressions of interest and one written indication of interest, including valuation at a premium sufficient to the then current stock price to warrant more detailed discussions. In that meeting, the board of directors authorized management to contact four other companies. These four were contacted in late July and early August. During this period, the company that had originally approached us indicated they were still working on a more substantive proposal. Management continued to have discussions with the various parties aimed at clarifying their interest, including valuation, so that management could provide sufficient information to the board of directors to determine if we should pursue a potential business combination with another party.

By the time of a scheduled conference call update with the board of directors on August 8, 2002, seven of the thirteen companies with which we had discussions declined to provide a written indication of interest. Four companies remained that were considering whether to provide such a written indication and two written indications of interest had been received. All actively participating parties were advised of an August 30, 2002 deadline for providing written indications of interest.

As the possibility of a business combination increased in mid-August, we contacted several potential financial advisors and, after discussions with several companies, engaged Banc of America Securities in late September to render a fairness opinion, should the need for one arise from this process.

On August 22, 2002, David Garner, CEO of SHPS, called to express SHPS’ interest in a potential business combination with eBenX. Mr. Garner met with eBenX management on August 28th, at which time he was advised of the process underway. On August 30, 2002, SHPS supplied a written indication of interest at a valuation of $4.50 to $5.25 per share in cash. All four other companies who were considering whether to provide a written indication of interest decided not to, and the original party that had approached us in April 2002 withdrew their indication of interest. We advised SHPS and the other remaining company that had provided a written indication of interest in the same range that we would meet with them to provide additional details on eBenX’s organization, operations and financial results. These meetings occurred on September 6, 2002 and September 12, 2002, respectively. We also answered follow-up questions telephonically from the companies subsequent to those meetings. Both companies were told to submit a letter of intent by no later than September 23, 2002 and, on September 16, 2002, were given precise instructions on which features to include in their letters of intent.

On September 20, 2002, SHPS submitted a non-binding letter of intent that provided for a valuation of $4.44 per fully diluted share. On September 23, 2002, the other party notified us that it would not provide a letter of intent. The board of directors reviewed the SHPS proposal on September 24, 2002 and concluded that there were significant strategic advantages to a potential business combination with SHPS, but that the valuation was insufficient to move forward with a potential transaction. On September 30, 2002, management met with the CEO and CFO of SHPS concerning the valuation issue. On October 2, 2002, SHPS submitted a revised non-binding letter of intent, which was further revised on October 3, 2002, at a valuation of $5.00 per eBenX share, subject to the condition that one or more significant shareholders of eBenX agree to use the proceeds received from approximately 1.2 million shares to purchase SHPS common shares. This condition was required by SHPS in order for SHPS to agree to increase the cash consideration to be paid in the merger to $5.00 per eBenX share. SHPS addressed this condition to Mark W. Tierney, Jeffrey Rosenblum, CB Healthcare Fund, L.P. and JMI Equity, all of whom were eBenX affiliates, because Messrs. Tierney and Rosenblum would assume key roles at SHPS after consummation of the merger and SHPS believed that these affiliates could assist SHPS’ business interests through their strategic industry contacts, relationships and knowledge. SHPS did not offer SHPS common shares as consideration in the merger because SHPS did not wish to effect a public distribution of its stock. The letter of intent also included a “standstill”, prohibiting eBenX from soliciting or negotiating with other parties regarding a potential business combination and permitted SHPS to conduct detailed due diligence on eBenX. In a Board of Directors conference call on October 3, 2002, management was authorized to execute the non-binding letter of intent and to proceed with negotiations with SHPS.

Over the next three weeks, SHPS conducted detailed due diligence on eBenX and the parties actively negotiated the terms of a definitive merger agreement. During the week of October 28, 2002, SHPS informed eBenX that it was no longer prepared to proceed with the transaction at $5.00 per share and proposed a price reduction. The parties continued negotiations on the definitive agreement terms, including the merger consideration, and on October 30, 2002, the parties agreed to a $4.85 share price, subject to the condition that one or more of the four eBenX affiliates identified above would agree to use the proceeds received from 675,000 eBenX common shares to purchase SHPS common shares. On October 30, 2002, the board of directors approved the revised merger consideration and authorized management to continue negotiating the definitive merger agreement.

On November 1, 2002, the eBenX board of directors met to review the terms of the proposed definitive merger agreement. Banc of America Securities delivered its opinion that, in its view, the cash consideration to be received by the eBenX shareholders in the proposed merger was fair from a financial point of view. At this meeting, the board of directors appointed an independent committee, consisting of Paul V. Barber, James P. Bradley, Frank C. Witthun and Alain Enthoven, each an independent director for purposes of Section 302A.673 of the Minnesota Business Corporation Act, to consider whether to approve the merger agreement and the merger and the other transactions contemplated thereby. The independent committee then met and unanimously approved, and recommended that the full board of directors approve, the merger agreement, the merger, the voting agreements and the subscription agreements. After considerable discussion, the board of directors unanimously authorized management to execute the definitive merger agreement, subject to completion of final non-substantive terms, which were completed later in the day on November 1, 2002. On November 1, 2002, Messrs. Tierney and Rosenblum, and CB Healthcare Fund, L.P., agreed to use the proceeds from 675,000 eBenX shares to purchase SHPS common shares upon consummation of the merger.

Definitive agreements were signed in the evening of Friday November 1, 2002, and the transaction was announced to the public before the market opened on the next business day, Monday, November 4, 2002.

Reasons For The Merger

In reaching its decision to approve the merger agreement and merger and to recommend approval of the merger agreement and merger by eBenX shareholders, the eBenX board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. eBenX’s management team, in recommending the transaction to the eBenX board of directors, and the eBenX board of directors, in deciding whether to approve the merger agreement and the merger and recommend approval to eBenX’s shareholders, considered the following factors as reasons that the merger will be beneficial to eBenX and its shareholders:

•
the board’s familiarity with, and information provided by management as to, the business, financial condition, results of operations, current business strategy and future prospects of eBenX, the nature of the markets in which we operate and our position in such markets;

•
the historical market prices and recent trading activity of eBenX common stock and the fact that the merger consideration would enable the eBenX shareholders to realize a premium over the prices at which shares of eBenX’s common stock had recently traded; and that the merger consideration represented a 76% premium over the daily average closing price of $2.76 per share for the six month period ended October 29, 2002. The historical market prices of eBenX’s common stock for the six months prior to announcement of the merger were deemed relevant because they indicate the arms-length trading prices of eBenX’s common stock for that period as determined in the open market;

•
management’s view of the prospects for the business, and their financial projections and growth targets, given their assessment of the current competitive landscape, overall macroeconomic conditions and the related internal and external risks associated with realizing such results;

•
the opinion of Banc of America Securities that, as of November 1, 2002 and based upon and subject to the various assumptions and limitations set forth therein, the $4.85 per share in cash to be received by the holders of eBenX common stock pursuant to the merger was fair from a financial point of view to such holders. The full text of the written opinion of Banc of America Securities is attached as Annex C to this proxy statement. eBenX’s shareholders should read the opinion carefully and in its entirety;

•
the fact that, after the initial unsolicited inquiry, over a period of several months, eBenX had conducted an extensive and thorough process, including discussions with potential parties to a business combination that was designed to determine both interest in and the highest value attainable in, a potential transaction with eBenX, which process resulted in the negotiations with SHPS;

•	the fact that, over a period of several months, eBenX had engaged in a thorough process that was designed to determine the highest value attainable in such a potential transaction;

•	the fact that the merger consideration consisted entirely of cash and that the merger agreement contained no financing contingency; and

•	the fact that the merger consideration and the terms and conditions of the merger agreement were the result of arm’s-length negotiations between eBenX, on the one hand, and SHPS, on the other hand.

In addition, the eBenX board of directors considered the fact that consummation of the merger would preclude the eBenX shareholders from having the opportunity to participate in the future growth prospects of eBenX, but concluded that the merger nevertheless was beneficial to eBenX’s shareholders.

In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the eBenX board of directors considered the factors as a whole and did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the eBenX board of directors may have given different weight to different factors.

Recommendation Of The Board Of Directors Of eBenX

After careful consideration, the eBenX board of directors has unanimously determined that the terms of the merger agreement and the merger on substantially the terms and conditions set forth in the merger agreement are advisable and are fair to, and in the best interests of, eBenX and its shareholders and has approved the merger agreement and the merger on substantially the terms and conditions set forth in the merger agreement. The eBenX board of directors unanimously recommends that the shareholders of eBenX vote “for” the approval of the merger on substantially the terms and conditions set forth in the merger agreement.

Opinion of Banc of America Securities LLC

Banc of America Securities was retained by eBenX to render an opinion to the eBenX board of directors as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of eBenX in connection with the merger. On November 1, 2002, Banc of America Securities delivered its opinion to the board of directors of eBenX that, as of that date and based upon and subject to the various assumptions and limitations summarized below, the cash consideration to be received by the shareholders of eBenX in the merger was fair, from a financial point of view, to such shareholders. The full text of Banc of America Securities’ written opinion, dated November 1, 2002, is attached as Annex C to this proxy statement. This opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. We incorporate the Banc of America Securities opinion in its entirety into this document by reference, and urge you to read the opinion carefully and in its entirety. This section is only a summary of the Banc of America Securities opinion and as a summary is qualified by reference to, and is not a substitute for, the full text of the opinion.

Banc of America Securities’ analyses and opinion were prepared for and addressed to the eBenX board of directors and are directed only to the fairness, from a financial point of view, of the cash consideration to be received by the shareholders of eBenX pursuant to the merger as of the date of the opinion and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder as to how to vote on the proposed merger. The amount of consideration to be paid in the merger was determined through negotiations between eBenX and SHPS and not pursuant to recommendations of Banc of America Securities.

In arriving at its opinion, Banc of America Securities has reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	certain publicly available financial statements and other business and financial information of eBenX;

•	certain internal financial statements and other financial and operating data concerning eBenX;

•	certain financial forecasts prepared by the management of eBenX;

•	discussions Banc of America Securities had with senior executives of eBenX regarding the past and current operations, financial condition and prospects of eBenX;

•	information and discussions Banc of America Securities had with senior executives of eBenX and SHPS relating to certain strategic, financial and operational benefits anticipated from the merger;

•	the reported prices and trading activity for eBenX common stock;

•
the financial performance of eBenX and the prices and trading activity of eBenX common stock as compared with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	certain financial terms of the merger as compared to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•
a draft of November 1, 2002 of the merger agreement, a draft of October 30, 3002 of the form of voting agreement and a draft of October 31, 2002 of the subscription agreements to be entered into by SHPS and certain officers and affiliates of eBenX and certain related documents; and

•	such other analyses and factors as Banc of America Securities deemed appropriate.

In conducting its review and arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purposes of the opinion. Banc of America Securities assumed that the final form of the merger agreement and related agreements would be substantially similar to the last drafts reviewed by Banc of America Securities. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of eBenX. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of eBenX nor was Banc of America Securities furnished with any such appraisals.

As is customary in the rendering of fairness opinions, Banc of America Securities based its opinion on financial, economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, November 1, 2002. It was understood that, although subsequent developments may affect Banc of America Securities’ opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. Banc of America Securities was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the merger agreement, or to provide services other than the delivery of the opinion. Banc of America Securities was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of eBenX or any other alternative transaction. Banc of America Securities did not participate in negotiations with respect to the terms of the merger. Consequently, Banc of America Securities assumed that the terms of the merger are the most beneficial terms from the perspective of eBenX that could under the circumstances be negotiated among the parties to the merger, and no opinion was expressed as to whether any alternative transaction might produce consideration for eBenX shareholders in an amount in excess of that contemplated in the merger. The opinion of Banc of America Securities expressed in its opinion letter was provided for the information of the eBenX board of directors. Banc of America Securities expressed no opinion or recommendation as to how the shareholders of eBenX should vote with respect to the merger.

In accordance with customary investment banking practice, Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Banc of America Securities utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by Banc of America Securities more fully, you should read the tables together with the related text. The tables alone do not constitute a complete description of the financial analyses utilized by Banc of America Securities.

Analysis of Selected Publicly Traded Companies.    Using publicly available and other information, Banc of America Securities compared selected historical and projected operating and financial data of eBenX with similar data for selected publicly traded companies engaged in businesses that Banc of America Securities judged to be comparative to those of eBenX. The purpose of this analysis was to provide information regarding the fairness from a financial point of view of the proposed cash consideration based upon a comparison of specific financial information of eBenX with selected comparative public companies. These companies were:

•	Automatic Data Processing, Inc.;

•	Ceridian Corporation;

•	Exult, Inc.;

•	Hewitt Associates, Inc.;

•	Paychex, Inc.;

•	ProBusiness Services, Inc.; and

•	Watson Wyatt & Company Holdings

Banc of America Securities selected these companies because they engage in businesses comparative to those of eBenX, among other reasons. For each selected publicly traded company, Banc of America Securities measured publicly available financial performance through the latest available twelve months, as well as financial projections for the calendarized years ended December 31, 2002 and December 31, 2003 from the most recent publicly available Wall Street equity research. Banc of America Securities calculated the multiples of enterprise value (which Banc of America Securities defined as diluted equity market value plus total debt, less cash and cash equivalents) to each of earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003, net sales for the latest 12 months, net sales for 2002 and net sales for 2003, yielding the ranges as set forth below.

	LTM Net Sales	2002E Net Sales	2003E Net Sales	2003E EBITDA
High	10.60x	10.22x	9.07x	22.1x
Average	2.98x	2.70x	2.39x	8.8x
Median	1.36x	1.59x	1.41x	6.6x
Low	0.52x	0.46x	0.33x	4.1x

Banc of America Securities then selected a range of multiples for each of the selected financial performance benchmarks and applied these multiples to the respective operating statistics of eBenX. This analysis yielded an implied trading value for eBenX common stock of approximately $3.50 to $5.00 per share.

Although the selected companies were used for comparative purposes, none of such companies is directly comparable to eBenX. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of eBenX or of the companies to which it is being compared.

Analysis of Selected Acquisitions.    Banc of America Securities analyzed publicly available financial information relating to selected acquisitions in the business services industry which Banc of America Securities deemed relevant in evaluating the transaction. Banc of America Securities analyzed the following transactions:

Acquiror	Target
Ceridian	HR Comply

Ceridian	SYLINQ

eBenX	Howard Johnson & Co.

eBenX	Arbor Administrative Services, Inc.

Ceridian	ABR Information Services, Inc.

Automatic Data Processing	The Vincan Group

Ceridian	Stored Value Systems

Banc of America Securities reviewed the consideration paid in the selected transactions based, in the case of transactions in which the consideration was stock, on stock prices on the day prior to the announcement of the transaction, and calculated multiples of total enterprise value represented by that consideration to latest 12 months net sales and next 12 months EBITDA. After eliminating acquisitions for which information was unavailable or deemed not relevant by Banc of America Securities, Banc of America Securities selected a range of multiples for each of the selected financial performance benchmarks and then applied the multiples to the respective operating statistics of eBenX. This analysis yielded an implied trading value for eBenX common stock of approximately $3.00 to $4.25 per share.

Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to eBenX or SHPS. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of eBenX or of the selected companies to which it is being compared.

Premiums Paid Analysis.    Banc of America Securities reviewed the premium of the consideration paid over the trading prices one trading day and four weeks prior to the announcement date of (1) 178 selected cash transactions announced since January 1, 2000 with transaction values between $50 million and $200 million and (2) 69 selected transactions announced since January 1, 2000 that Banc of America Securities deemed relevant with transaction values between $50 million and $200 million. The analysis of the 178 selected cash transactions indicated that the median premiums by which the transaction prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the selected transactions were 33.0% and 48.3%, respectively. The analysis of the 69 selected transactions that Banc of America Securities deemed relevant indicated that the median premiums by which the transaction prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the selected transactions were 28.6% and 44.4%, respectively. This analysis yielded an implied trading value for eBenX common stock of approximately $2.50 to $3.25 per share.

Banc of America Securities also noted that the value of the cash consideration to be paid in the merger implied a premium of 190% over eBenX’s closing share price of $1.67 on October 29, 2002, a 154% premium over eBenX’s closing share price of $1.91 on October 2, 2002 (four weeks prior), and a 118% premium over eBenX’s three-month average share price of $2.22 as of October 29, 2002.

Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to eBenX or SHPS. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of eBenX or of such companies to which it is being compared.

Discounted Cash Flow Analysis.    Banc of America Securities conducted a discounted cash flow analysis to determine the diluted equity value per share of eBenX common stock by valuing eBenX based on the present value of its projected free cash flow, assuming no debt obligations. In conducting this analysis, Banc of America Securities calculated the debt-free free cash flows that eBenX was expected to generate during fiscal years 2003 through 2007 based upon two different sets of projections, the management case and the sensitivity case. The management case was based upon financial projections and guidance prepared and provided by the management of eBenX, whereas the sensitivity case was based upon varying EBITDA realization levels.

Using the management case, Banc of America Securities calculated terminal values for eBenX at the conclusion of a five-year period ending in 2007. In calculating this range of terminal values, Banc of America Securities applied multiples to eBenX’s projected 2007 EBITDA, ranging from 5.0x to 7.0x. Banc of America Securities then discounted the free cash flows, assuming no debt obligations, and the range of these terminal values to present values using a range of discount rates from 16.0% to 20.0%. Banc of America Securities thereafter adjusted the present value of these debt-free free cash flows and the range of terminal values for estimated 2003 fiscal year-end excess cash, option exercise proceeds and the total debt for eBenX. Based on the management case, the discounted cash flow analysis indicated a range of equity values of between $7.00 and $8.50 per share for eBenX common stock.

Banc of America Securities also performed a sensitivity analysis to the management case using varying EBITDA realization levels. Based on the sensitivity case, the discounted cash flow analysis yielded a range of equity values between $3.50 and $5.00 per share for eBenX common stock.

Stock Trading History.    Banc of America Securities reviewed the historical market prices of eBenX stock for the 52-week period ended October 29, 2002. For the indicated period, the high and low closing prices of eBenX common stock were $4.75 and $1.55, respectively. Banc of America Securities also reviewed the following closing prices of eBenX common stock over the following periods prior to October 29, 2002 and the related premiums represented by the cash consideration to be received by holders of eBenX common stock in the proposed merger:

Trading Period	Average Price	Implied Premium
Current Stock Price (October 29, 2002)	$1.67	190%
Previous Month	$1.71	184%
Previous Three Months	$2.22	118%
Previous Six Months	$2.76	76%
Last 12 Months	$3.33	46%

The summary set forth above does not purport to be a complete description of all the analyses performed by Banc of America Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Banc of America Securities believes, and has advised the eBenX board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of eBenX. These analyses performed by Banc of America Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of eBenX, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by Banc of America Securities and its opinion were among the factors taken into consideration by the eBenX board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Banc of America Securities was selected by the eBenX board of directors to render an opinion to the eBenX board of directors because Banc of America Securities is a nationally recognized investment banking firm and because, as part of its investment banking business, Banc of America Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Banc of America Securities or its affiliates have not provided financial advisory and financing services for eBenX or SHPS, but an affiliate of Banc of America Securities is currently providing financing services to an affiliate of SHPS. In addition, in the ordinary course of their businesses, Banc of America Securities and its affiliates are engaged in a broad range of securities activities and financial services, including trading or otherwise effecting transactions in debt or equity securities of eBenX and SHPS or any of their affiliates for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

Pursuant to a letter agreement, eBenX agreed to pay Banc of America Securities a fee of $500,000 for its services, which was contingent upon rendering the opinion. Regardless of whether a transaction is completed, eBenX has agreed to reimburse Banc of America Securities, immediately upon Banc of America Securities’ request, for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, and has agreed to indemnify Banc of America Securities against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Banc of America Securities, which are customary in transactions of this nature, were negotiated at arm’s length between eBenX and Banc of America Securities, and eBenX’s board of directors was aware of such arrangement, including the fact that Banc of America Securities’ fee was contingent upon delivery of the opinion.

Interests Of Certain Persons In The Merger

In considering the recommendation of the eBenX board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, shareholders of eBenX should be aware that members of the management and the eBenX board of directors have particular interests in the merger that are or may be different from, or in addition to, the interests of shareholders of eBenX generally.

Stock Ownership

Some directors and executive officers of eBenX are beneficial owners of eBenX common stock. Pursuant to the merger agreement, shares of eBenX common stock held by directors and executive officers of eBenX will be converted into the same merger consideration as will be received by the other shareholders of eBenX.

Stock Options and Acceleration of Option Vesting

Some directors and executive officers of eBenX are beneficial owners of stock options to purchase eBenX common stock. Pursuant to the merger, each option to purchase shares of eBenX common stock which is then outstanding and has not been exercised will be converted into an option to purchase 0.2934 shares of SHPS common stock at a price per full SHPS share equal to the stated exercise price divided by 0.2934. Unexercised options held by directors and employees of eBenX who are terminated in connection with the merger, including directors and executive officers, will be cancelled.

In addition, certain of our officers and directors hold otherwise unvested stock options that will vest as a result of the merger, some of which have exercise prices that are less than $4.85. The aggregate amount by which the merger consideration exceeds the exercise price of an aggregate of 462,297 such “in the money” stock options with accelerated vesting as a result of the merger held by our directors and executive officers is $707,016.

Subscription for SHPS Common Stock

SHPS has agreed to pay a $4.85 share price to the eBenX shareholders on the condition that certain eBenX affiliates use the merger proceeds from 675,000 eBenX shares to purchase SHPS common stock in order to reduce SHPS’ net cash outlay in the merger. Accordingly, Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. have agreed to make such purchases of SHPS common stock and entered into an agreement restricting their rights to transfer such stock and granting them certain registration and co-sale rights. Messrs. Tierney and Rosenblum will assume key roles at SHPS after the merger, and both they and CB Healthcare Fund, L.P. are in a position to advance SHPS’ business interests through their strategic industry contacts, relationships and knowledge. After such purchase, none of these persons will be in a position to control SHPS, either through their stock ownership or as a result of any contractual arrangement.

Board of Directors Seat

A condition to the Company’s obligation to consummate the merger is that one member of the Company’s board of directors be appointed to the SHPS board of directors. That individual has not yet been selected.

Employment Agreement

SHPS has required, as a condition to consummation of the merger, that Jeffrey Rosenblum agree to continue to be employed by the Company. The terms and conditions of his employment following the merger have not been negotiated.

Indemnification of Officers and Directors

SHPS has agreed to cause eBenX to continue to indemnify the officers and directors of eBenX for their acts and omissions as officers and directors of eBenX to the extent such indemnification is currently provided, and to provide and maintain insurance coverage for such purposes (subject to certain limitations).

Change of Control Severance Payments and Acceleration of Option Vesting

Certain executive officers whose employment will be terminated following the merger have employment contracts with eBenX containing severance benefits that will be triggered as a result of the merger if their employment is terminated as a result of the merger and are in addition to any accrued salary and bonus and continuing benefits to which they may be entitled. These executives will generally be entitled to receive, following termination, severance payments and consideration for non-compete covenants based on a multiple of their salary level and bonus compensation and will be entitled to continued participation in eBenX employee benefit plans for specified periods of time. The actual amounts to be paid and benefits to be received by these executives depend on the specific terms of their employment contracts. In any event, the maximum aggregate severance amount (excluding continuing benefits) payable to these executive officers is $937,250 in cash and the longest period of continued benefit coverage is 2 years after the date of the merger. In addition, these executive officers hold otherwise unvested stock options that will vest as a result of their termination, some of which have exercise prices that are less than $4.85. The aggregate amount by which the merger consideration exceeds the exercise price of 279,446 “in the money” stock options with accelerated vesting upon termination held by these executive officers is $529,868.

Regulatory Approvals

eBenX and SHPS have filed Premerger Notification and Report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 [and the waiting period has expired].

Material U.S. Federal Income Tax Consequences Of The Merger To eBenX Shareholders

The following is a summary of the United States federal income tax consequences of the merger to eBenX shareholders whose shares of eBenX common stock are converted into the right to receive cash in the merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to eBenX shareholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, judicial authority and current administrative rules and practice in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This discussion applies only to eBenX shareholders who hold shares of eBenX common stock as capital assets, and does not apply to those who received (i) as compensation, options to acquire shares of eBenX common stock or (ii) shares of eBenX common stock in connection with the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not apply to some eBenX shareholders who may be subject to special treatment under U.S. federal income tax law (such as insurance companies, pass-through entities, tax-exempt organizations, banks and other financial institutions, mutual funds, broker-dealers, “foreign persons” (as defined in Treasury Regulation Section 1.897-9T(c)) except as specifically discussed below, and shareholders who hold eBenX common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than the United States dollar). The tax consequences of the merger under state, local and foreign law are not discussed and neither are those with respect to any U.S. taxes other than federal income taxes.

General.    The receipt of cash for shares of eBenX common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, an eBenX shareholder who surrenders shares of eBenX common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder’s adjusted tax basis in the shares of eBenX common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be a long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding.    Backup withholding at a 30% rate will apply to all cash payments to which an eBenX shareholder or other payee is entitled pursuant to the merger agreement, unless such shareholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each eBenX shareholder and, if applicable, each other payee, should complete and sign the IRS Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Persons not eligible to complete an IRS Form W-9 should supply the appropriate completed and executed IRS Form W-8. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, you should consult your tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to you of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and the liabilities assumed at the effective time of the Merger.

THE MERGER AGREEMENT

The following is only a summary of the material provisions of the Agreement and Plan of Merger, dated as of November 1, 2002, by and among eBenX, SHPS and Snow Acquisition and is not complete. The merger agreement is attached to this proxy statement as Annex A. Please read the merger agreement in its entirety.

General

The merger agreement provides that, following the approval and adoption of the merger agreement by the shareholders of eBenX and the satisfaction or waiver of the other conditions to the merger:

•	Snow Acquisition will merge with and into eBenX; and

•	Snow Acquisition will cease to exist and eBenX will continue as the surviving corporation and will be a wholly owned subsidiary of SHPS following the merger.

As a result of the merger, and as of the effective time of the merger, eBenX will succeed to and assume all rights and obligations of Snow Acquisition, in accordance with Minnesota law.

Effective Time

The merger agreement provides that, subject to the approval of the shareholders of eBenX and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of articles of merger and any other appropriate documents, in accordance with the relevant provisions of Minnesota law, with the Secretary of State of the State of Minnesota.

Merger Consideration

Upon consummation of the merger, each share of outstanding eBenX common stock (except shares as to which dissenters’ rights have been properly exercised) shall be converted into the right to receive $4.85 in cash, without interest. The shares of eBenX common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such share immediately prior to the merger will cease to have any rights with respect to such certificate, except the right to receive the merger consideration upon surrender of such certificate.

Treatment Of Stock Options

Under the terms of the merger agreement, upon consummation of the merger each outstanding option to purchase a share of eBenX common stock held by eBenX employees whose employment is not terminated in connection with the merger will be deemed to constitute an option to purchase 0.2934 shares of SHPS common stock at an exercise price per full SHPS share equal to the stated exercise price divided by 0.2934. Options held by employees who are terminated in connection with the merger which are not exercised prior to the merger will be cancelled.

Exchange Procedures

SHPS will appoint an exchange agent for the purpose of exchanging certificates representing shares of eBenX common stock for the merger consideration. At the time of the merger, SHPS will deliver to the exchange agent the merger consideration to be paid in respect of the shares of eBenX common stock.

Do not send in your stock certificates at this time. You will receive a letter of transmittal and further instructions regarding the exchange of your stock certificates shortly after the merger is completed.

Each record holder of eBenX common stock will be entitled to receive $4.85 per share in cash upon surrender of the holder’s eBenX common stock certificate or certificates and a properly executed letter of transmittal to the exchange agent. The eBenX common stock certificate or certificates surrendered will be canceled and the eBenX common stock certificates will represent only the right to receive $4.85 per share in cash (other than certificates representing shares as to which dissenters’ rights have been properly perfected).

All cash issued in exchange for certificates of eBenX common stock will be considered to have been exchanged in full payment for the shares of eBenX common stock. After the merger, eBenX’s stock transfer books will not register transfers of shares that were outstanding before the merger. If shares of eBenX common stock are presented to SHPS after the merger for any reason, the certificates will be delivered to the exchange agent where they will be canceled and exchanged for $4.85 per share in cash.

None of SHPS, eBenX or the exchange agent will be liable to any eBenX shareholder for any cash delivered to a public official pursuant to abandoned property, escheat or similar laws.

If any eBenX common stock certificates are lost, stolen, or destroyed before the merger, the owner of the shares may be required to submit an affidavit of that fact to SHPS. SHPS may also require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has submitted an affidavit and posted a bond acceptable to SHPS, if required, the exchange agent will issue to the owner $4.85 per share in cash.

Any portion of the merger consideration which remains undistributed to the holders of eBenX common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation, and thereafter such holders shall look to the surviving corporation for payment of the merger consideration. Any such portion of the merger consideration that remains unclaimed five years after the effective time of the merger (or such earlier date immediately prior to such time as such amounts would otherwise escheat to any public official) shall, to the extent permitted by law, become the property of the surviving corporation, free and clear of any claims of any holder of eBenX common stock previously entitled to such property.

Directors And Officers

The merger agreement provides that the board of directors of the surviving corporation from and after the merger will consist of the directors of Snow Acquisition immediately prior to the merger. The merger agreement further provides that the officers of the surviving corporation from and after the merger will be the officers of Snow Acquisition immediately prior to the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation of Snow Acquisition in effect immediately before the merger will be the articles of incorporation of the surviving corporation, except that the articles of incorporation will be amended to change the name of Snow Acquisition to “eBenX, Inc.,” and the bylaws of Snow Acquisition in effect immediately before the merger will be the bylaws of the surviving corporation until later amended in accordance with Minnesota law.

Representations And Warranties

The merger agreement contains various customary representations and warranties of eBenX relating to, among other things:

•	its organization, standing and similar corporate matters;

•	its capital structure and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	documents and financial statements filed by eBenX and its subsidiaries with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	the absence of changes;

•	the absence of any necessary consents or approvals other than those specified in the merger agreement;

•	the absence of any conflicts with the charter or bylaws of eBenX;

•	the absence of any conflicts with any of eBenX’s contracts or agreements or any violations of law;

•	notes and accounts receivable;

•	owned and leased real and personal property;

•	related party transactions;

•	the absence of any pending or threatened litigation against eBenX other than as specified in the merger agreement;

•	permits and licenses and compliance with law;

•	employee arrangements and benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	compliance with laws;

•	customers;

•	corporate records and designations;

•	potential competing interests;

•	compliance with the Health Insurance Portability and Accountability Act;

•	insurance;

•	intellectual property;

•	immigration matters;

•	the existence of a fairness opinion delivered by Banc of America Securities;

•
the absence of any broker’s, finder’s or investment banker’s fees owed in connection with the transactions contemplated by the merger agreement, except for those owed to Banc of America Securities for the fairness opinion and a transaction bonus owed to an employee of eBenX;

•	status of the merger agreement under state antitakeover statutes; and

•	the completeness of disclosure.

The merger agreement also contains various representations and warranties of SHPS and Snow Acquisition relating to, among other things:

•	their organization, standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	the absence of any necessary consents or approvals other than those specified in the merger agreement;

•	the absence of any conflicts with the charter or bylaws of SHPS or the certificate of incorporation or bylaws of Snow Acquisition or any applicable law;

•	the absence of any pending or threatened litigation against SHPS which questions the validity of the merger agreement or might materially delay the merger;

•	the absence of any obligation or liability of Snow Acquisition, except for obligations incurred in connection with its organization or the merger agreement;

•	the absence of any broker’s, finder’s or investment banker’s fees owed by SHPS in connection with the transactions contemplated by the merger agreement;

•	SHPS’ ability to pay the merger consideration;

•	SHPS’ ownership of common stock or other debt or equity securities of eBenX; and

•	completeness of disclosure.

Covenants

During the period from the date of the merger agreement until the merger, eBenX has generally agreed to:

•	conduct its operations in the ordinary and usual course of business consistent with past practice; and

•
use its commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

Further, eBenX has agreed that, among other things and subject to various conditions and exceptions, it will not and will cause its subsidiaries not to, without the prior written consent of SHPS:

•	amend its articles of incorporation or bylaws;

•	issue, sell or deliver any stock of any class or any stock equivalents (except for the issuance of eBenX common stock pursuant to outstanding stock options);

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	make any other actual, constructive or deemed distribution in respect of any shares of its capital stock;

•	redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of eBenX or any of its subsidiaries;

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

•
incur, assume or repay any long-term or short-term debt or issue any debt securities (except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice);

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (except for the incurrence or increase in obligations among eBenX and its subsidiaries);

•	make any loans, advances or capital contributions to, or investments in, any other person, except to wholly-owned subsidiaries of eBenX;

•	pledge or otherwise encumber shares of its capital stock;

•	mortgage or pledge, or create any material lien on, any of its material assets, other than permitted liens and except for the incurrence or increase in obligations among eBenX and its subsidiaries;

•
except as may be required by law or as contemplated by the merger agreement, enter into, adopt or amend or terminate any benefit plan, or any other bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement or other arrangement;

•
except as set forth in the merger agreement, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement;

•
acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets other than sales of immaterial assets in the ordinary and usual course of business consistent with past practice;

•
except as may be required as a result of a change in law or in generally accepted accounting principles, change, in any material adverse respect, any of its accounting principles, policies or practices;

•	enter into or modify any labor or collective bargaining agreement except as required by law;

•	take any action that would have caused any of eBenX’s representations or warranties to be untrue if taken prior to November 1, 2002;

•	make or revoke or otherwise modify any tax election, or settle or compromise any tax liability;

•	terminate, cancel or request any material change in, or agree to any material change in, or enter into, any material contract;

•	waive, modify or amend any standstill, confidentiality or exclusivity agreement;

•
waive, release, assign, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement or any other rights, claims or litigation material to eBenX;

•	engage in any transaction with any of eBenX’s affiliates;

•	hire any new employees or grant any new or modified severance to employees; or

•	take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

Except as required by law, eBenX and SHPS have agreed that they shall not take any action that would, or that would reasonably be expected to:

•	result in any of the representations and warranties of such party set forth in the merger agreement becoming untrue;

•	result in any of the conditions to the consummation of the merger, the merger financing or the other transactions contemplated by the merger agreement not being satisfied; or

•	materially impair, materially delay or prevent the consummation of the merger and the other transactions contemplated by the merger agreement.

Conditions To The Merger

The obligations of eBenX, SHPS and Snow Acquisition to consummate the merger are subject to the satisfaction or waiver of various conditions, including that:

•	the merger agreement and merger shall have been approved and adopted by the shareholders of eBenX at the special meeting;

•	any waiting periods applicable to the merger under federal antitrust laws shall have expired or early termination of the waiting periods shall have been granted; and

•
there shall not be in effect any law restraining, enjoining or otherwise preventing consummation of the merger and no governmental entity shall have instituted any proceeding seeking any such law, which continues to be pending.

The obligations of SHPS and Snow Acquisition to effect the merger are also subject to satisfaction of the following conditions:

•
the representations and warranties of eBenX contained in the merger agreement, to the extent qualified by materiality or material adverse effect, shall be true and, to the extent not qualified by materiality or material adverse effect, shall be true in all material respects, in each case when made and on and as of the date of the closing of the merger agreement as though made on and as of the date of the closing of the merger agreement;

•	eBenX shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by eBenX;

•	SHPS shall have received opinions from eBenX’s legal counsel reasonably satisfactory to SHPS;

•	no event shall have occurred which results in or would reasonably be expected to result in a material adverse effect on eBenX;

•	neither eBenX nor SHPS has received written notice of termination from one or more eBenX clients where such terminations reasonably would be expected to have a material adverse effect on eBenX;

•
eBenX has not received notice from any governmental authority of its failure to hold a required license where the failure to hold such license prior to the merger would reasonably be expected to have a material adverse effect on eBenX;

•	eBenX, SHPS and Snow Acquisition shall have obtained the consent, approval or waiver of each necessary governmental entity and other person;

•	certain key eBenX employees shall have executed employment agreements and certain other individuals shall have executed non-compete agreements;

•	holders of not more than 5% of the outstanding shares of eBenX common stock shall have properly demanded dissenters’ rights for their shares under the Minnesota law; and

•
the subscription agreements dated November 1, 2002 between SHPS and each of Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. shall be in full force and effect and all conditions to the purchases of SHPS stock thereunder other than the merger shall have been satisfied.

The obligations of eBenX to effect the merger are further subject to the following conditions:

•	one former eBenX director shall have been elected to the SHPS board of directors;

•
the representations and warranties of SHPS and Snow Acquisition contained in the merger agreement, to the extent qualified by materiality or material adverse effect, shall be true and, to the extent not qualified by materiality or material adverse effect, shall be true in all material respects, in each case when made and on and as of the date of the closing of the merger agreement as though made on and as of the date of the closing of the merger agreement;

•	eBenX shall have received opinions from SHPS’ legal counsel reasonably satisfactory to eBenX; and

•	SHPS shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by SHPS.

Additional Covenants

Each of eBenX, SHPS and Snow Acquisition have also agreed, subject to conditions and exceptions in the merger agreement, that:

•
as soon as practicable following the date of the merger agreement, eBenX will prepare, with the assistance of SHPS and Snow Acquisition, this proxy statement in connection with the vote of the shareholders of eBenX in respect of the merger and eBenX and SHPS agree to provide accurate information related to this proxy statement;

•
eBenX shall call and hold a special meeting of its shareholders and as soon as practicable after the date of the merger agreement for the purpose of voting on the approval of the merger agreement and the merger and solicit proxies from its shareholders to obtain the requisite vote for such approval;

•
the eBenX board of directors shall unanimously recommend approval of the merger agreement and the merger by eBenX’s shareholders and shall not withdraw or modify, or propose to withdraw or modify, in any manner adverse to SHPS such recommendation, except in connection with an unsolicited, bona fide acquisition proposal if the eBenX board of directors determines in good faith, after consultation with its financial advisors, that such proposal, if accepted, constitutes or is likely to lead to a superior proposal;

•	each party will use its reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to consummate the merger;

•	each party will use its reasonable best efforts to obtain all requisite approvals and authorizations for the merger, including, without limitation, those under federal antitrust laws;

•	each party will use its reasonable best efforts to resolve any objections that may be asserted by a governmental entity or other person in respect of the merger under any antitrust law;

•
eBenX will afford SHPS and Snow Acquisition and their authorized representatives reasonable access at reasonable times to all employees, offices and other facilities and to all books and records of eBenX and its subsidiaries;

•	each party will consult with the other before issuing any press release or otherwise making any public statements in respect of the merger, except as required by applicable law;

•	each party will give prompt notice to the other of the occurrence of important events; and

•
SHPS and Snow Acquisition will do or cause to be done things related to employee matters, including honoring the obligations of eBenX under the provisions of eBenX’s employment, bonus, consulting, termination, severance, change of control and indemnification agreements and notifying eBenX of eBenX employees to be terminated.

eBenX has also agreed not to, and not to permit its subsidiaries to, nor authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of eBenX or any of its subsidiaries to (i) directly or indirectly initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead, to an acquisition proposal, (ii) participate in any discussions or negotiations concerning, or provide any person any information or data relating to eBenX for making any acquisition proposal, (iii) agree to, approve or recommend any acquisition proposal or (iv) take any other action materially inconsistent with its obligations under the merger agreement.

An “acquisition proposal” is defined in the merger agreement as an inquiry, offer or proposal regarding any of the following:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, transfer or other disposition of assets of eBenX and its subsidiaries not otherwise permitted under the merger agreement; or

•	any sale of shares of capital stock of eBenX including by way of tender offer or exchange offer.

Nothing, however, will prevent eBenX or its board of directors from, prior to obtaining the vote of the eBenX shareholders at the special meeting:

•
terminating the merger agreement and implementing an unsolicited written acquisition proposal that the eBenX board of directors determines in good faith is reasonably likely to be consummated and believes, after consultation with its financial advisor and after taking into account all legal, financial, regulatory and other material aspects of the acquisition proposal, would, if consummated, result in a transaction more favorable to eBenX’s shareholders than the merger (such a transaction being referred to as a “superior proposal”); or

•
furnishing non-public information to or entering into discussions or negotiations with any person or entity in connection with an unsolicited written, bona fide acquisition proposal if the eBenX board of directors reasonably concludes that such proposal would reasonably be expected to lead to a superior proposal and that the failure to engage in discussions would be inconsistent with the board of directors’ fiduciary duty to eBenX’s shareholders.

eBenX will notify SHPS of any acquisition proposal (including a description of the material terms and conditions of the proposal and the person making it) or request for non-public information about eBenX as promptly as practicable. eBenX has also agreed to terminate any existing activities, discussions or negotiations with any parties conducted before the merger agreement in respect of any possible acquisition proposal.

Subject to some exceptions, eBenX’s board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to SHPS, its approval or recommendation of the merger agreement or the merger except in connection with a superior proposal and then only upon termination of the merger agreement.

Termination

Termination by either eBenX or SHPS

The merger agreement may be terminated, and the merger abandoned, at any time prior to the merger by mutual written consent of eBenX and SHPS or by either eBenX or SHPS if:

•	the merger does not close by March 15, 2003;

•	the shareholders of eBenX do not approve the merger; or

•	any law, regulation or court order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable;

provided, that no party that has materially breached the merger agreement in any manner that proximately contributes to the failure of the merger to be consummated has the right to terminate under the foregoing provisions.

Termination by eBenX

The merger agreement may be terminated, and the merger abandoned, at any time prior to the merger by eBenX:

•	by written notice to SHPS upon a determination by eBenX’s board of directors following receipt of a superior proposal; or

•
if there is a breach by SHPS or Snow Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would cause a condition to eBenX’s obligation to consummate the merger to be incapable of being satisfied as of March 15, 2003.

Termination by SHPS

The merger agreement may be terminated, and the merger abandoned, at any time prior to the merger by SHPS:

•
if there is a breach by eBenX of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would cause a condition to SHPS’ obligation to consummate the merger to be incapable of being satisfied as of March 15, 2003;

•	after the occurrence of any event having, or which would reasonably be likely to have, a material adverse effect on eBenX; or

•
if the eBenX Board has withdrawn, modified or changed its approval or recommendation of the merger agreement or the merger, or approved or recommended a superior proposal, eBenX enters into any agreement with a person with respect to a transaction the proposal of which qualifies as an acquisition proposal, a third party commences a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock and the eBenX Board has recommended that the shareholders of eBenX tender their shares in such tender or exchange offer, or the eBenX Board resolves to do any of the foregoing.

Effect of Termination

Upon a termination of the merger agreement, if:

•
the merger agreement is terminated by eBenX following receipt of a superior proposal, or by SHPS following the eBenX board of directors’ withdrawal, modification or change to its recommendation of the merger or approval of a superior offer, eBenX’s execution of an agreement with respect to an acquisition proposal, or tender offer supported by the eBenX board of directors;

•	SHPS terminates the merger agreement because eBenX willfully breaches any of its representations or warranties or breaches any of its covenants and agreements set forth in the merger agreement;

•	the merger agreement is terminated because the eBenX shareholders reject the merger and the shares subject to the Voting Agreement are not voted in accordance with the terms thereof; or

•
following a termination of the merger agreement for any other reason, an acquisition proposal is commenced, publicly proposed, publicly disclosed or communicated to eBenX by any person at any time during the period beginning on the date of the merger agreement and ending six (6) months following the date of termination, and eBenX consummates a transaction contemplated by an acquisition proposal with the person who made such triggering acquisition proposal, or eBenX consummates a transaction contemplated by an acquisition proposal as a result of the triggering acquisition proposal within two (2) years following the date of termination;

then eBenX must pay to SHPS a termination fee in an amount equal to $4,000,000 immediately upon termination; provided, however, in the case of payment due to a subsequent transaction, the termination fee is payable on or before the closing date of the transaction.

In addition, if the eBenX shareholders reject the merger, SHPS terminates due to a breach of a representation or warranty or breach of a covenant by eBenX, or SHPS terminates the merger agreement due to the occurrence of an event having a material adverse effect on eBenX, then SHPS will be entitled to reimbursement of its documented expenses incurred in connection with the merger agreement from eBenX.

If the merger agreement is terminated by either party because of a breach of a representation, warranty, covenant or agreement of the other as described above, the terminating party will be entitled to reimbursement of its documented expenses incurred in connection with the merger agreement from the breaching party.

The payments described above are the sole and exclusive remedies upon a termination of the merger agreement; provided, however, that nothing in the merger agreement relieves SHPS of any liability or damages resulting from any willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in the merger agreement.

Indemnification Of Directors And Officers

Subject to some limitations, SHPS has agreed to cause the surviving corporation to indemnify the present and former directors and officers of eBenX and its subsidiaries after the merger against all losses, expenses, claims, damages or liabilities or amounts paid in settlement arising out of acts or omissions of such director or officer of eBenX to the same extent they currently are indemnified by eBenX and provide and maintain insurance coverage for such purposes, subject to certain limitations.

Amendment

The merger agreement may be amended at any time in writing signed by all parties before or after approval of the merger by eBenX shareholders at the special meeting but, after such approval, no amendment shall be made which will require additional approval of eBenX shareholders under any applicable law without such approval.

Extension And Waiver

At any time before the merger, each party to the merger agreement may extend the time for performance of any obligation or act of another party, waive any inaccuracies in the representations and warranties or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Expenses

Except as described above under “Termination,” each party is responsible for its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, except expenses incurred, other than attorneys’ fees, in connection with the filing of the premerger Notification and Report Forms relating to the merger under the Hart Scott Rodino Act and in connection with filing, printing and mailing of this proxy statement, shall be shared equally by eBenX and SHPS.

VOTING AGREEMENTS

The following description is a summary of the material provisions of the voting agreements and is not complete. A form of the voting agreements is attached to this proxy statement as Annex B. Please read the form of voting agreement in its entirety.

General

In response to a condition imposed by SHPS, Mark W. Tierney, Jeffrey Rosenblum and CB Healthcare Fund, L.P. entered into voting agreements with eBenX and SHPS on November 1, 2002. The shareholders have agreed, among other things, to vote shares of eBenX stock controlled by them, in an aggregate amount equal to 19.9% of the shares entitled to vote, in favor of the merger. As of November 12, 2002, these shareholders collectively control an aggregate of 4,187,054 shares of eBenX common stock, representing approximately 20.6% of the total outstanding shares entitled to vote at the meeting.

Voting And Proxies

The voting agreements provide that, unless the merger agreement is terminated, the shareholders shall, in person or by proxy, vote the shares of eBenX stock held by them in favor of the merger agreement and the merger at any meeting of eBenX shareholders (or at any adjournment thereof or pursuant to action by written consent) called to approve and adopt the merger. They have also agreed in the voting agreements that in the event any of them does not vote in favor of the merger and against certain actions listed in the voting agreement that would impede or delay the merger, to irrevocably appoint SHPS or its designees as that shareholder’s proxy to vote in favor of the merger and against the actions that would impede or delay the merger.

Prohibited Actions

Each shareholder who signed a voting agreement has also agreed not to enter into any other voting arrangement or grant a proxy or power of attorney with respect to eBenX stock held by them or to take any other action that would be inconsistent with their obligations under the voting agreement, including any action that would prevent or materially delay the consummation of the merger. In addition, except for limited exceptions, each shareholder has agreed not to sell, assign, encumber or otherwise dispose of shares held by them during the term of the voting agreement. Finally, each such shareholder has agreed not to exercise statutory dissenter’s rights in connection with the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

Under the Minnesota Business Corporation Act, holders of eBenX capital stock are entitled to dissent from the merger and obtain “fair value” plus interest for their shares by asserting their dissenters’ rights. For purposes of dissenters’ rights, “fair value” means the value of the shares immediately before the effective time of the merger, and “interest” means interest commencing five days after the effective time of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments.

The following is a summary of your dissenters’ rights under the Minnesota Business Corporation Act. Because it is a summary, it does not include all of the information that you will need to exercise properly your dissenters’ rights. You should read the dissenters’ rights provisions in Sections 302A.471 and 302A.473, the full texts of which are attached to this proxy statement as Annex D, carefully and in their entirety because they, and not this summary description, define your rights to dissent.

If you choose either to assert your dissenters’ rights or preserve your right to dissent, you should carefully review the requirements under Sections 302A.471 and 302A.473 and consult with an attorney. If your shares are held of record in the name of another person, such as a bank, broker or other nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters’ rights you may have. A beneficial owner of shares who is not the record owner of those shares may assert statutory dissenter’s rights as to shares held on such person’s behalf, provided that the beneficial owner submits a written consent of the record owner at or before the time such rights are asserted.

A Dissenting Shareholder Must Properly Exercise Dissenters’ Rights

If you elect to exercise your dissenters’ rights, in order to “perfect” them you must:

•	provide us with written notice of your intention to demand payment of the fair value of your shares before the shareholders vote on the proposal at the special meeting on , 200 ;

•	not vote your shares in favor of the merger; and

•	assert your dissenters’ rights as to all of your shares (except where certain shares are beneficially owned by another person but registered under your name).

The written notice must reasonably inform us of your identity and your intention to exercise your dissenters’ rights. All written notices should be:

•	addressed to:

eBenX, Inc.
605 North Highway 169
Suite LL
Minneapolis, MN 55441
Attention: Secretary

•	filed before the shareholders’ vote on the proposals at the special meeting on , 200 ; and

•	executed by, or sent with the written consent of, the holder of record.

If you fail to comply with these conditions, you will have no dissenters’ rights with respect to your shares.

A failure to vote will not constitute a waiver of your dissenters’ rights, but a vote in favor of the merger by proxy or in person will constitute a waiver of your dissenters’ rights for the merger and will override any previously filed written notice of intent to demand payment. A signed proxy returned with no indication of how it should be voted (including no abstention) will be a vote for the merger and will therefore constitute a waiver of your dissenters’ rights.

We Must Provide Dissenting Shareholders with Written Notice

If you have properly asserted your dissenters’ rights, we must give you a written notice that must contain the following:

•	the address where your demand for payment and stock certificates must be sent;

•	the date when your demand and stock certificates must be received;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form to be used to: (1) certify the date on which you, or the beneficial owner on whose behalf you dissent, acquired the shares or an interest in them and (2) demand payment; and

•	a copy of Section 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections.

Dissenting Shareholders Must Demand Payment and Return Shares

Within 30 days after the written notice described above is given, you must demand payment and deposit your stock certificate with eBenX (or comply with any restrictions on transfers of uncertificated shares), or you will irrevocably forfeit your dissenters’ rights.

We Must Send Dissenting Shareholders Fair Value and Other Information

If you make a demand for payment and deposit your stock certificates, then we will send you an amount that we estimate to be the fair value of your shares, plus interest. The payment for fair value must be accompanied by the following:

•	our closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger;

•	our latest available interim financial statements;

•	an estimate of the fair value of your shares;

•	a brief description of the method used to arrive at the estimate of the fair value;

•	a brief description of the procedures to be followed if you wish to demand supplemental payment; and

•	copies of Sections 302A.471 and 302A.473.

If, however, the merger is not completed or we dispute your right to dissent, we will not send you the fair value of your shares or the additional information listed above.

A Dissenting Shareholder May Demand Supplemental Payment

If you believe the amount of the payment is less than the fair value of your shares, plus interest, you may give written notice to us of your own estimate of the fair value of your shares, plus interest, within 30 days after the date we send you our fair value estimate and payment. Your written notice must also demand payment for the difference.

If you fail to give written notice of your estimate to us and demand payment for the difference within the 30-day time period, you will be entitled only to the amount we estimated as fair value and previously paid to you.

A Court Will Settle Fair Value Disputes

If we cannot agree within 60 days after we receive your estimate of the fair value of your shares, then we will file an action in a court of competent jurisdiction in Hennepin County, Minnesota, asking the court to determine the fair value of your shares, plus interest. If your demand is not settled within the applicable 60-day settlement period, you will be made a party to this proceeding.

After notice to you, the court will determine the fair value of your shares. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. You will be entitled to discovery on the same basis as any other party to a civil action. The court will determine the fair value of your shares by taking into account any and all factors the court finds relevant. The court will compute the fair value by utilizing any method or methods it deems appropriate.

The fair value of your shares, as determined by the court, will be binding on you. If the court determines that the fair value of your shares is in excess of our estimate of the fair value of the shares, then the court will enter a judgment in your favor in an amount by which the value determined by the court exceeds our estimate of the fair value, plus interest.

We May Withhold the Payment of Fair Value Under Certain Circumstances

If you were not a shareholder or are not dissenting on behalf of a person who was a beneficial owner of eBenX on                     , 200  , we may withhold the payment of the estimated fair value, plus interest, for your or such person’s shares. In order to withhold your payment, we must provide you with the following:

•	the notice and all other materials that were sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights;

•	a statement of our reason for withholding the payment; and

•	an offer to pay you the amount listed in the materials if you agree to accept that amount in full satisfaction.

If you decline this offer, you may demand payment by following the same procedures described for demand of supplemental payment by shareholders that owned their shares as of                     , 200  .

If you did not own shares on                     , 200  , and fail to properly demand payment, you will be entitled only to the amount offered by us.

The rules and procedures for supplemental payment applicable to a dissenting shareholder that owned shares on                 , 200  , will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on                 , 200  . However, any such shareholder is not entitled to receive any payment from us until the fair value of the shares, plus interest, has been determined pursuant to the rules and procedures for supplemental payment.

Shareholders considering seeking appraisal should realize that the fair value of their shares, as determined under Section 302A.473 of the Minnesota Business Corporation Act, could be more than, the same as, or less than the value of the shares of eBenX following consummation of the merger. Any holder who fails to comply fully with the statutory procedures summarized above within the time periods specified will forfeit such holder’s rights of dissent and will receive the cash consideration payable in the merger for such holder’s shares.

REGULATORY APPROVALS

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, some merger transactions, including this merger, may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and applicable waiting periods have expired. eBenX and SHPS have filed notification reports with the United States Department of Justice and the Federal Trade Commission [and the waiting periods for approval have expired]. We are not aware of any other material governmental or regulatory approvals required to be obtained in order to consummate the merger.

BENEFICIAL OWNERSHIP OF EBENX COMMON STOCK

The following table sets forth certain information with respect to beneficial ownership of eBenX Common Stock as of November 12, 2002 by: (i) each director of eBenX, (ii) each executive officer of eBenX, (iii) all directors and executive officers of eBenX as a group, and (iv) each person or entity known by eBenX to own beneficially more than five percent of the outstanding eBenX Common Stock. The business address each of Messrs. Tierney, Davis, Schmidt and Rosenblum is the address of the principal executive offices of eBenX.

Beneficial Ownership (1)
Name	Shares	Percent
Heartland Advisors, Inc. & William J. Nasgovitz (2) 789 North Water Street Milwaukee, WI 53202	2,115,800	10.4%

Kern Capital Management 114 West 47th Street, Suite 1926 New York, NY 10036	1,941,800	9.6%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,352,600	6.7%

Entities associated with JMI Equity Fund III, L.P. (3) 12680 High Bluff Drive San Diego, CA 92130	1,229,508	6.1%

Mark W. Tierney (4)	2,355,630	11.6%

John J. Davis (5)	542,756	2.7%

Randall J. Schmidt (6)	27,890	*

Jeffrey Rosenblum (7)	1,546,032	7.6%

Paul V. Barber (8) 12680 High Bluff Drive San DiegoCA 92130	1,244,508	6.1%

James P. Bradley (9) 8009 34th Avenue South, Suite 600 Bloomington, MN 55425	51,695	*

Daniel M. Cain (10) 452 Fifth Avenue, 25th Floor New York, NY	844,508	4.2%

Frank C. Witthun (11) 150 North Michigan Avenue, #4100 Chicago, IL 60601	18,334	*

Alain Enthoven 1 McCormick Lane Atherton, CA 94027	17,000	*

All directors and executive officers as a group (10 persons) (12)	6,648,353	32.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of the common stock.

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of November 12, 2002 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options, but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Options which will become exercisable as a result of the merger, but which otherwise are not exercisable within 60 days of November 12, 2002, are not included. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Mr. Nasgovitz is President and principal shareholder of Heartland Advisors, Inc.
(3)	Includes 1,094,262 shares held by JMI Equity Fund III, L.P. and 135,246 shares held by JMI Equity Side Fund, L.P. JMI Equity Side Fund, L.P. is affiliated with JMI Equity Fund III, L.P.
(4)	Includes 501,200 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(5)	Includes 542,756 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(6)	Includes 22,490 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(7)	These shares are owned in joint tenancy with Leonor Rosenblum. Includes 42,916 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(8)
Includes 15,000 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002, and 1,094,262 shares held by JMI Equity Fund III, L.P. Mr. Barber, a director of eBenX, is a Managing Member of JMI Associates III, LLC, which is the general partner of JMI Equity Fund III, L.P. JMI Equity Side Fund, L.P. is affiliated with JMI Equity Fund III, L.P. Mr. Barber disclaims beneficial ownership of shares held by JMI Equity Fund III, L.P. Mr. Barber has no beneficial ownership interest in JMI Equity Side Fund, L.P.

(9)	Includes 51,695 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(10)
Includes 15,000 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002 and 829,508 shares held by CB Healthcare Fund, L.P. Mr. Cain, a director of eBenX, is a Manager of CB Health Ventures, L.L.C., which is the general partner of CB Healthcare Fund, L.P. Mr. Cain disclaims beneficial ownership of shares held by CB Healthcare Fund, L.P.

(11)	Includes 18,334 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002.
(12)
Includes 1,224,391 shares issuable upon exercise of stock options exercisable within 60 days of November 12, 2002. Includes 1,094,262 shares held by JMI Equity Fund III, L.P., 135,246 shares held by JMI Equity Side Fund, 829,508 shares held by CB Healthcare Fund, L.P., and 531,267 shares held by New Enterprise Associates VI, Limited Partnership.

SHAREHOLDER PROPOSALS

Due to the contemplated closing of the merger, eBenX does not currently expect to hold a 2003 annual meeting of shareholders because, following the merger, eBenX will not be a publicly traded company. If the merger is not consummated prior to the next annual meeting of eBenX’s shareholders, shareholders may present proposals for inclusion in eBenX’s proxy statement and consideration at the annual meeting by submitting any shareholder proposals to eBenX in a timely manner. In order to be included in the proxy statement for the next annual meeting, shareholder proposals must be received by eBenX on or before December 26, 2002 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

APPENDIX A

FORM OF PROXY CARD OF EBENX

EBENX, INC.

Proxy solicited on behalf of the board of directors of eBenX, Inc. for a special meeting of shareholders to be held on                     , 200  .

The undersigned shareholder of eBenX, Inc., a Minnesota corporation (“eBenX”), hereby appoints [Names], and either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock, par value $0.01 per share (“Common Stock”), of eBenX which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on                     , 200_, and any adjournments or postponements thereof:

1.     Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 1, 2002 (the “Merger Agreement”), by and among eBenX, SHPS, Inc., a Florida corporation (“SHPS”), and Snow Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of SHPS (“Snow Acquisition”), pursuant to which, among other things, (i) Snow Acquisition will be merged with and into eBenX (the “Merger”), with eBenX continuing as the surviving corporation and (ii) each share of eBenX Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $4.85 in cash, without interest.

[  ]  FOR            [  ]  AGAINST            [  ]   ABSTAIN

2.    In the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

[  ]  FOR            [  ]  AGAINST            [  ]   ABSTAIN

The board of directors of eBenX unanimously recommends that the shareholders of eBenX vote for the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby. In the absence of specific instructions, proxies will be voted for approval of the merger and the merger agreement and in the discretion of the proxy holders as to any other matters.

Signature:

Date:                                                  , 200

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

See Reverse For Voting Instructions

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-240-6326 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on , 200 .
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/ebnx – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on , 200 .
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to eBenX, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your Proxy Card.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 1, 2002

BY AND AMONG

SHPS, INC.,

SNOW ACQUISITION CORP.,

AND

EBENX, INC.,

A-i

A-ii

A-iii

GLOSSARY OF DEFINED TERMS

Defined Terms	Page
Acquisition Proposal	32
Act	9
Active Employees	37
Agreement	1
Antitrust Law	31
Articles Of Merger	2
Audit Date	10
Baseline Balance Sheet	47
Baseline Financial Statements	47
Baseline Income Statement	47
Business Day	47
CERCLA	21
Certificates	5
Claims	13
Closing	2
Closing Date	2
Code	48
Company	1
Company Board	9
Company Common Stock	3
Company Disclosure Schedule	7
Company Financial Advisor	1
Company Option Plans	4
Company Requisite Vote	9
Company SEC Reports	9
Company Securities	8
Company Stock Option	4
Company Stockholder Meeting	29
Confidentiality Agreement	29
Dissenting Shares	3
Effective Time	2
Employee Benefit Plan	18
Employee Benefit Plans	18
Employment Agreements	40
Environmental Laws	21
ERISA	17
ERISA Affiliate	18
Exchange Act	9
Exchange Agent	5
Exchange Fund	5
Exclusivity Agreement	27
Expenses	38
Financial Statements	9
Financing	48
GAAP	9
Governmental Entity	10
Hazardous Material	21
HIPPA	23
HSR Act	10

A-iv

Defined Terms	Page
Immigration Act	22
In the Money	48
Incentive Stock Options	4
Indemnified Parties	34
Intellectual Property	20
IRS	18
Key Employees	40
Know	48
Knowledge	48
Law	48
Liabilities	48
Lien	8
Material Adverse Effect	48
Material Contracts	12
MBCA	1
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	18
Multiple Employer Plans	18
Non-compete Agreements	40
Orders	14
Parent	1
Parent Board	24
Parent Common Stock	4
Permits	48
Permitted Exceptions	49
Person	49
Proxy Statement	30
Purchaser Group	1
RCRA	21
Real Property	49
Retained Employees	36
SEC	9
Section 473	3
Services	23
Share	3
Shares	3
Special Committee	9
Subsidiary	49
Superior Proposal	49
Surviving Corporation	1
Tax	49
Tax Return	50
Taxes	49
Terminated Employees	35
Termination Amount	43
Termination Date	42
Triggering Acquisition Proposal	43
Triggering Person	43
Voting Agreements	1
WARN	28

A-v

AGREEMENT AND PLAN OF MERGER

THIS IS AN AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 1, 2002, by and among SHPS, Inc., a Florida corporation (“Parent”), SNOW Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”) (Parent and Merger Sub shall collectively be referred to as the “Purchaser Group”); and (ii) eBenX, Inc., a Minnesota corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Purchaser Group and the Company have, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including merging Merger Sub with and into the Company, as set forth herein (the “Merger”), taken together, advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, the respective Boards of Directors of the Purchaser Group and the Company have approved the Merger in accordance with the Minnesota Business Corporation Act (the “MBCA”) and applicable Laws (as defined in Section 9.12) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board (as defined below) has received the opinion of its financial advisor, Banc of America Securities LLC (the “Company Financial Advisor”), that the Merger Consideration to be received by the stockholders of the Company is fair from a financial point of view to such stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date hereof, in a form attached hereto as Annex A (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of and otherwise to support this Agreement; and

WHEREAS, certain capitalized terms used and not otherwise defined in this Agreement have the meanings set forth or referred to in Section 9.12 hereof.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser Group and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1.    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the MBCA.

SECTION 1.2.    Effective Time.    Subject to the provisions of this Agreement, the Purchaser Group and the Company shall cause the Merger to be consummated by filing the appropriate Articles of Merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with, the relevant provisions of the MBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

SECTION 1.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, Kentucky 40202, or at such other time, date or place as agreed to in writing by the parties hereto.

SECTION 1.4.    Effects of the Merger.    The Merger shall have the effects set forth herein and in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

SECTION 1.5.    Articles of Incorporation and Bylaws.    The articles of incorporation of Merger Sub in effect at the Effective Time and as set forth on Schedule 1.5 attached hereto shall be the articles of incorporation of the Surviving Corporation, except that Article I of the articles of incorporation of the Surviving Corporation, shall read “The name of the corporation is eBenX, Inc.” until amended in accordance with applicable Law. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable Law.

SECTION 1.6.    Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

SECTION 1.7.    Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

ARTICLE II
CONVERSION OF SHARES

SECTION 2.1.    Conversion of Shares.

(a)    At the Effective Time, each share of the common stock of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    At the Effective Time: each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Share” and collectively, the “Shares”) (other than (1) Shares held by the Company, (2) Shares held by Purchaser Group or any other Subsidiary of any member of the Purchaser Group and (3) any Dissenting Shares (defined below)) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder thereof, be converted into and be exchangeable for the right to receive $4.85 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share (the “Merger Consideration”); and

At the Effective Time, the Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such Shares immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Shares and except as set forth in Section 2.1(d) below, upon surrender of such certificate in accordance with Section 2.4.

(c)    At the Effective Time, each Share held by the Purchaser Group, any other Subsidiary of the Parent, or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Purchaser Group, the Company or any holder thereof, be canceled, retired and cease to exist without payment with respect thereto and without surrender of the certificates formerly representing such Shares.

(d)    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has properly exercised dissenters rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA (“Section 473”), and who complies in all respects with the provisions thereof (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 473. At the Effective Time, all Dissenting Shares shall, by virtue of the Merger and without any action on the part of any holder thereof, no longer be outstanding and shall automatically be canceled, retired and shall cease to exist without payment with respect thereto and without surrender of the certificates formerly representing such Shares, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 473. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 473 or a court of competent jurisdiction shall determine that such holder is not entitled to the rights provided by Section 302A.471 and Section 473, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 473 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, the Merger Consideration as provided in Section 2.1(b). The Company shall give Parent (i) prompt notice of any written demands to assert dissenters’ rights that are received by the Company with respect to Shares and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to or settle any such demands.

SECTION 2.2.    Stock Options.

(a)    Promptly following execution of this Agreement, Parent, the Company and, if appropriate, any committee of the Company Board administering the Company’s 1993 Stock Option Plan or 1999 Stock Incentive Plan or the Arbor Adminstrative Services, Inc. 2000 Equity Compensation Plan (collectively, the “Company Option Plans”) shall take such action as may be required to effect the following provisions of this Section 2.2. At the Effective Time, each outstanding option to purchase Shares pursuant to the Company Option Plans (each, a “Company Stock Option”), other than those described in Section 6.10(b), shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, that number of shares of Parent’s common stock, par value $0.01 per share (“Parent Common Stock”) determined by multiplying the number of Shares purchasable under the Company Stock Option by 0.2934 (rounded down to the nearest whole number), at a price per share equal to the stated exercise price divided by 0.2934 (rounded down to the nearest whole cent); provided, however, that, in the case of any Company Stock Option to which Section 422 of the Code applies (“Incentive Stock Options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. At the Effective Time, Parent shall be substituted for the Company and the Company’s Board with respect to administering the Company Option Plans and each Stock Option assumed by Parent may be exercised solely for shares of Parent Company Stock.

(b)    As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company Option Plans appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Company Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2 after giving effect to the Merger). The Company shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, such Company Option Plans, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

(c)    Nothing set forth herein shall restrict the right of holders of Company Stock Options to exercise such Company Stock Options prior to the Effective Time. In addition, the Company will recommend the exercise of all vested In the Money Company Stock Options prior to the Effective Time and will provide Parent with advance copies and an opportunity to comment on written communications developed for that purpose.

(d)    Parent shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Options assumed in accordance with this Section 2.2.

SECTION 2.3.    Exchange Fund.    Prior to the mailing of the Proxy Statement (as defined in Section 6.2) Parent shall appoint a bank or trust company which is organized in the United States and has a combined capital surplus of at least $150,000,000, reasonably acceptable to the Company, to act as exchange agent hereunder for the purpose of exchanging Share certificates that, prior to the Effective Time, represented Shares (the “Certificates”), for the Merger Consideration (the “Exchange Agent”). At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Exchange Agent, the aggregate Merger Consideration payable pursuant to Section 2.1(b). The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

SECTION 2.4.    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates formerly representing Shares held by the Purchaser Group or the Company or their respective Subsidiaries) (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II and such Certificate shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable upon the surrender of the Certificates. If payment is made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate, or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

SECTION 2.5.    No Further Ownership Rights in Company Common Stock.    All cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

SECTION 2.6.    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1(b) and Section 2.4. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property Law of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.7.    No Liability.    None of the Purchaser Group, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.8.    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

SECTION 2.9.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in the form reasonably required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

SECTION 2.10.    Withholding Rights.    Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding were made by Parent.

SECTION 2.11.    Stock Transfer Books.    The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent, Parent or Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to the Purchaser Group (and the Company acknowledges that the Purchaser Group is relying on those representations and warranties in entering into this Agreement) as follows:

SECTION 3.1.    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted.

(b)    Section 3.1 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any interest in a corporation, limited liability company, partnership or other business organization or other security of any other entity or any other investment in any other entity.

(c)    Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company.

(d)    The Company has heretofore made available or delivered to Parent accurate and complete copies of the articles of incorporation and bylaws (or other similar governing instruments), as currently in effect, of the Company and each of its Subsidiaries. The corporate minute books of the Company and its Subsidiaries correctly reflect in all material respects all corporate actions taken by the Company’s and its Subsidiaries’ directors and stockholders, respectively, and such minute books correctly record in all material respects all resolutions adopted by them.

SECTION 3.2.    Capitalization of the Company and Its Subsidiaries.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 20,198,652 shares were issued and outstanding as of the close of business on October 31, 2002 (excluding approximately 64,586 shares purchased as of that date under the Company’s Employee Stock Purchase Plan). All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of October 31, 2002, 4,860,829 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans. As of October 31, 2002, 53,200 shares of the Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of stock purchase warrants. Since the date of the Baseline Balance Sheet, (a) no shares of the Company’s capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, (b) no Company Stock Options have been granted and (c) there has been no declaration or payment of any dividend or other distribution and no repurchase of shares of capital stock of the Company. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth accurate and complete information regarding the current exercise price, date of grant, number granted of Company Stock Options for each holder thereof, and the applicable plan under which such options were granted.

(b)    Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Exceptions, or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no securities of the Company or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent)

providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company. For purposes of this Agreement, “Lien” means any mortgage, lien, claim, pledge, option, charge, community property interest, condition, equitable interest, security interest, right of first refusal, agreement, limitation or restrictions of any kind on the Company’s or any Subsidiary of the Company’s voting rights, use, transfer, receipt of income or exercise of any other attribute of ownership, or other encumbrance of any kind or nature whatsoever.

SECTION 3.3.    Authority Relative to This Agreement; Consents and Approvals.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, the Company Requisite Vote (as defined in Section 3.3(b)) with respect to the Merger). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)    The Board of Directors of the Company (the “Company Board”), and a special committee of the Company Board made up solely of disinterested directors (as defined in Section 302A.673 of the MBCA) (the “Special Committee”) have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, including the Voting Agreement and the Subscription Agreements, and have taken all corporate actions required to be taken by the Company Board and the Special Committee for the consummation of the transactions contemplated in this Agreement, including the Merger, and have unanimously resolved (i) that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt the Merger as contemplated in this Agreement. The Company Board has directed that the Merger as contemplated in this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares as of the record date for the Company (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger as contemplated in this Agreement.

SECTION 3.4.    SEC Reports; Financial Statements.    The Company and each of its Subsidiaries have filed all required forms, statements, reports, schedules, registration statements, documents and definitive proxy statements with the Securities and Exchange Commission (the “SEC”) since the date on which any such filing obligation arose (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or both, as the case may be, each as in effect on the dates such Company SEC Reports were filed. Except as set forth in Section 3.4 of the Company Disclosure Schedule or as and to the extent amended, modified, restated or revised in any subsequent Company SEC Report filed prior to August 14, 2002, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries, including all related notes and schedules, contained in the Company SEC Reports (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (i) the financial position of the Company and its Subsidiaries providing the financial statements, as applicable, as of the dates thereof, and (ii) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since December 31, 2001 (the “Audit Date”), there has not been any material change, or any application or request for any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

SECTION 3.5.    Consents and Approvals; No Violations.

(a)    Except for (i) such filings, permits, authorizations, consents and approvals as may be required by or under, and other applicable requirements of, the Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings, permits, authorizations, consents and approvals relating or applicable to the Purchaser Group and not the Company or any of its Subsidiaries, (iii) such filing and recordation of the Articles of Merger as required by the MBCA or (iv) such filings, permits, authorizations, consents and approvals as set forth in Sections 3.5(a) or (b) to the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any foreign, federal, state, local, municipal or other, court, tribunal, department, commission, board, bureau, instrumentality, administrative body, regulatory body, agency or other governmental authority (a “Governmental Entity”), is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not and would not reasonably be expected to, (i) materially impair, materially delay, or prevent the performance of this Agreement or the Merger, or (ii) materially impair the ability of the Surviving Corporation and its Subsidiaries to conduct their respective businesses in a substantially similar manner as conducted by the Company and the Company’s Subsidiaries prior to the Effective Time.

(b)    Except as set forth in Section 3.5(b) to the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation of, acceleration or result in any loss of any benefit, or the creation of any Lien on any of the property or assets of the Company or its Subsidiaries (other than Permitted Exceptions) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) conflict with or violate the Law, order, judgment or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for conflicts, violations, breaches, defaults, rights, losses or Liens which do not or would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.6.    Notes and Accounts Receivable.    All notes and accounts receivable of the Company and its Subsidiaries shown on the Baseline Balance Sheet or thereafter acquired by the Company and its Subsidiaries have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s and its Subsidiaries’ books, less the allowance for uncollectible accounts provided on the Baseline Balance Sheet, as such allowances may have been adjusted on the Company’s and its Subsidiaries’ books in the ordinary course of business to date, which adjustment, if any, is disclosed in Section 3.6 of the Company Disclosure Schedule. No note or account receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or setoff which if successful would individually or in the aggregate have a Material Adverse Effect on the Company.

SECTION 3.7.    Property.

(a)    Section 3.7(a) to the Company Disclosure Schedule contains a list and brief description of all the Company’s and its Subsidiaries’ Real Property, all of which is either leased or subleased. Neither the Company nor any of its Subsidiaries owns any real estate, including, without limitation, the Real Property. The Company has delivered or made available to Parent copies of the leases by which the Company or its Subsidiaries acquired a leasehold interest in the Real Property.

(b)    The Company and its Subsidiaries own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company and its Subsidiaries (including all of properties and assets reflected in the Financial Statements and the Baseline Balance Sheet (except for (i) assets held under capitalized leases disclosed or not required to be disclosed in Section 3.8 to the Company Disclosure Schedule, and (ii) personal property sold since the date of the Financial Statements and the Baseline Balance Sheet, as the case may be, in the ordinary course of business) as well as all of the material properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since the date of the Financial Statements free and clear of any Lien except for the Permitted Exceptions.

(c)    With respect to the Real Property listed in Section 3.7(a) to the Company Disclosure Schedule, (i) the Company and its Subsidiaries possess good and marketable leasehold title to the applicable real estate and improvements, (ii) except as set forth in Section 3.7(c) to the Company Disclosure Schedule, no consents are required by the landlords under the applicable leases to the transactions contemplated by this Agreement and (iii) no default exists under such leases nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute a default under such leases.

SECTION 3.8.    Material Contracts.

(a)    Section 3.8 to the Company Disclosure Schedule sets forth a list of the following (collectively, the “Material Contracts”):

(i)    a description of each lease of personal property (other than any lease of personal property (A) requiring future payments of less than $50,000, or (B) which is terminable by either Company or its Subsidiaries without breach or penalty on less than sixty-one (61) days’ prior written notice to which the Company or any of its Subsidiaries is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

(ii)    all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which the Company or any of its Subsidiaries is a party (other than any agreement which (A) provides for future payments of less than $75,000 or (B) which is terminable by Company or its Subsidiaries without breach or penalty on less than sixty-one (61) days’ prior written notice);

(iii)    all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which any of Company or its Subsidiaries is a party in excess of $100,000;

(iv)    all contracts (other than those described in or excepted from clauses (i), (ii), or (iii)) to which the Company or any of its Subsidiaries is a party, or to which the Company or any of its Subsidiaries or any of its or their respective assets or properties are subject (other than any Agreement which (A) is a contract or group of related contracts which is less than $100,000 in amount, or (B) cannot be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of more than $100,000);

(v)    all agreements with third-party payors and all other agreements relating to the Company’s or its Subsidiaries’ service to customers; provided, however, there shall be excluded from the Company Disclosure Schedule any agreement involving aggregate payments less than $100,000; and

(vi)    all agreements with stockholders (other than employees who own an immaterial number of Shares), directors or officers of the Company or its Subsidiaries, agreements containing covenants by the Company or its Subsidiaries not to compete in any lines of business or commerce, and agreements for the acquisition, sale or lease of material properties or assets of the Company or its Subsidiaries (by merger, purchase or sales of assets or stock or otherwise) and all investment joint venture, operating or partnership agreements of the Company and its Subsidiaries.

(b)    True and complete copies of all Material Contracts have been provided or made available to Purchaser Group. All provisions of the Material Contracts are valid and enforceable obligations of Company or its Subsidiaries, as applicable, and, to the Company’s knowledge, the other parties thereto except where the lack of validity or enforceability of a provision or provisions would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) none of the Company or its Subsidiaries nor, to the Company’s Knowledge, any other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, (ii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate any Material Contract whether as a termination for convenience or for default of the Company or any of its Subsidiaries thereunder and (iii) upon consummation of the Merger, each Material Contract shall continue in full force and effect without penalty or other adverse consequences.

(c)    Except as set forth in Section 3.8(c) to the Company Disclosure Schedule, no customer or vendor contract or agreement which would have constituted a Material Contract if in effect as of the date hereof has expired or been terminated since December 31, 2001. None of Company or its Subsidiaries has been notified in writing that in the event of a sale or change of ownership of any of Company or its Subsidiaries, any of the Material Contracts would reasonably be expected to be terminated or modified in a manner which would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.8 to the Company Disclosure Schedule, none of Company or its Subsidiaries is a party to any covenant or agreement which prohibits, limits, restricts or otherwise adversely affects the right of any of such entities to provide the services, and at the prices, it currently provides or engage in any other business as a consequence of the Merger or otherwise except for such prohibitions, limitations or restrictions as would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.9.    Permits.    Section 3.9 to the Company Disclosure Schedule contains a true and complete list of all Permits currently maintained by the Company or its Subsidiaries. Except as set forth on Section 3.9 to the Company Disclosure Schedule, the Company and its Subsidiaries have all Permits and all such Permits are currently in full force and effect and no misrepresentations or negligent omissions were made by the Company or its Subsidiaries of any material fact in obtaining any such Permits. No proceedings have been instituted or, to the Company’s Knowledge, are threatened or contemplated seeking the suspension, termination, modification, revocation, alteration or amendment of any Permits or to declare any of them invalid in any respect. The Company and its Subsidiaries do not know of any reason for any challenge to, or revocation or limitation of, the Permits.

SECTION 3.10.    Litigation.    Section 3.10 to the Company Disclosure Schedule contains a true and complete list of all claims, suits, actions, proceedings or known investigations (collectively, “Claims”) pending or, to the Company’s Knowledge, threatened against (i) the Company or any of its Subsidiaries, or (ii) any of their respective properties or assets, at law or in equity, or before or by any Governmental Entity. Except as set forth on Section 3.10 to the Company Disclosure Schedule, there are no Claims which, if adversely decided, would have, or would reasonably be expected to have a Material Adverse Effect on the Company, or would question, or would likely question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transaction contemplated hereby or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Section 3.10 to the Company Disclosure Schedule contains a true and complete list of any outstanding judgment, injunction, order or decree of any court or Governmental Entity (“Orders”). Except as set forth on Section 3.10 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are subject to any outstanding Order, the enforcement of which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.11.    Absence of Changes.    Except as disclosed in Section 3.11 of the Company Disclosure Schedule, since the Audit Date:

(a)    the business of the Company and each of its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, and none of the Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its Subsidiaries which do or which would reasonably be expected to have a Material Adverse Effect on the Company.

(b)    the Company and/or any of its Subsidiaries have not (i) discharged or satisfied any Lien, or paid any Liability, other than current Liabilities due and payable in the ordinary course of business; (ii) waived any material rights or cancelled any material debts owed to or claims of the Company or its Subsidiaries; other than in the ordinary course of business; (iii) made any capital expenditures or any capital additions or betterment which individually exceed $100,000 or which in the aggregate exceed $200,000; (iv) sold or otherwise disposed of any material portion of its assets, tangible or intangible, except in the ordinary course of business; (v) declared or paid any dividends or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any shares of the Company’s or its Subsidiaries’ capital stock, (vi) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of the Company’s or its Subsidiaries’ present or former stockholders, directors, officers, agents or employees, whether under any existing pension or other plan or otherwise, or increased the compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement or other similar payments) being paid as of or after December 31, 2001, to any of the Company’s or its Subsidiaries’ stockholders, directors, officers, agents or employees; or (vii) except for employment compensation in the ordinary course of business consistent with past practice, made any payments to or on behalf of the Company’s or its Subsidiaries’ stockholders whether for previously contracted liabilities, management fees, dividends or otherwise.

SECTION 3.12.    Tax Matters.    The Company and its Subsidiaries have filed all income Tax Returns and other Tax Returns required by law to be filed by it prior to the date of this Agreement, in each case, subject to applicable extensions. All Tax Returns for the Company and its Subsidiaries in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to Parent and such returns are true, correct, and complete in all material respects. Except as disclosed in Section 3.12 of the Company Disclosure Schedule: (a) all Taxes shown thereon as owing by the Company and its Subsidiaries on all such Tax Returns have been fully paid; (b) (i) the provision for taxes on the Baseline Balance Sheet and the Financial Statements are sufficient for all accrued and unpaid Taxes as of the date thereof and (ii) all Taxes which the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued; (c) there are no claims pending, or to the Company’s Knowledge, threatened, for Taxes against the Company or its Subsidiaries with respect to any period ending as of or prior to the date hereof; (d) the Company and its Subsidiaries have not waived, or agreed to the extension of, the statute of limitations with respect to any Tax Return; (e) the Company and its Subsidiaries have no liability for Taxes for any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign income Tax law) as a transferee or successor by contract or otherwise; and (f) the Company and its Subsidiaries have maintained their respective records with respect to Taxes in a commercially reasonable manner.

SECTION 3.13.    Related Party Transactions.    There are no related party transactions or off balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth therein pursuant to the Exchange Act or the rules promulgated by the SEC thereunder.

SECTION 3.14.    Compliance with Law.    The Company and its Subsidiaries have complied with and are not in default under (and have not been charged or, to the Company’s Knowledge, threatened with, and are not under an investigation with respect to, any charge concerning any violation of) any provision of Law, including, but not limited to, compliance with federal, state or local requirements for Permits from the various federal, state and local insurance divisions or similar Governmental Entities that regulate the Company’s and its Subsidiaries’ business; except where such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

SECTION 3.15.    Customers.    Section 3.15 of the Company Disclosure Schedule lists the names and addresses of all of the Company’s and its Subsidiaries’ customers (i) with whom or which the Company or its Subsidiaries have done business since January 1, 2001 and who have contributed at least $100,000 in revenues to the Company or its Subsidiaries during any fiscal year period since January 1, 2001, together with the amount of such business in the Company’s or its Subsidiaries’ current fiscal year through September 30, 2002 and (ii) from whom or which the Company or its Subsidiaries received at least $500,000 in revenues during the 3 years ended June 30, 2002 and which has materially reduced using or ceased using the Company or its Subsidiary for services along with a brief description of why such customer terminated or reduced its business relationship with the Company or its Subsidiaries. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company has no Knowledge that any such customer has terminated or expects to terminate a material portion of its normal business with the Company or its Subsidiaries as a result of the transaction contemplated in this Agreement or for any other reason.

SECTION 3.16.    Insurance.    Section 3.16 of the Company Disclosure Schedule sets forth the material insurance policies maintained by the Company and its Subsidiaries and their respective coverage and renewal dates. All material policies of fire, liability, workers’ compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for any of the Company and its Subsidiaries including loss runs (which have been delivered to Purchase Group) in respect of each such policy for the last three years have been made available to Purchaser Group and (i) the Company or its Subsidiaries are named insured under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been paid, (iii) there has been no lapse in coverage under such policies during any period for which the Company and its Subsidiaries have conducted their respective operations, and (iv) no notice of cancellation or termination has been received with respect to any such policy. None of the Company or its Subsidiaries has any obligation for retrospective premiums for any period prior to the Effective Time which would reasonably be expected to have a Material Adverse Effect on the Company. All such policies are in full force and effect and will remain in full force and effect to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all such insurance policies of the Company and its Subsidiaries will continue to be in effect, unless replaced, immediately after the Effective Time, without limit as to time, for occurrences prior to the Effective Time. Since December 31, 2001 and except as disclosed in the loss runs described above, there have been no material claims made with respect to such policies prior to the date hereof. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, no insurer has put the Company on notice that coverage was denied with respect to any material claim submitted to insurer by the Company.

SECTION 3.17.    Corporate Records and Designations.    Section 3.17 of the Company Disclosure Schedule sets forth (a) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe deposit box along with identifying numbers and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the Employee Benefit Plans (as that term is defined in Section 3.20) or related trusts; (c) the names of all Persons having powers of attorney from the Company or its Subsidiaries and a summary statement of the terms thereof; and (d) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

SECTION 3.18.    Labor Relations.

(a)    Except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are not a party to, or negotiating, and has no obligations under, any agreement, collective bargaining or otherwise, with any party relating to the compensation or working conditions of any of the Company’s or its Subsidiaries’ employees; (b) the Company and its Subsidiaries are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (c) the Company has no Knowledge of any union organizational or representational activities underway among any of the Company’s or its Subsidiaries’ employees; and (d) the Company or its Subsidiaries have not been charged or, to the Company’s Knowledge, threatened with a charge of any unfair labor practice. There are no existing or, to the Company’s Knowledge, threatened labor strikes, slowdowns, disputes, grievances or the disturbances affecting or which might affect operations at, deliveries of services, by the Company or its Subsidiaries or deliveries from or into, any of the Company’s or its Subsidiaries facilities. No work stoppage has occurred or is pending, or to the Company’s Knowledge, is threatened with respect to employees of the Company or its Subsidiaries.

(b)    The Company and its Subsidiaries have not committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a violation of ERISA (as that term is defined in Section 3.19 below), or similar legislation as it affects any employee benefit or welfare plan of the Company or its Subsidiaries; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, unemployment and workmens’ compensation laws, any labor relations laws, or any governmental regulations promulgated thereunder, as the same affect relationships or obligations of the Company or its Subsidiaries with respect to any of the Company’s or its Subsidiaries’ employees, and which will or reasonably could result in any liability, penalty, fine or the like being imposed upon the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are liable for any arrearage of wages or taxes or penalties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

(c)    The Company has provided Parent with complete and accurate lists of the names and compensation paid to each person employed by the Company during the year ended December 31, 2001. Set forth on Section 3.18(c) of the Company Disclosure Schedule are the names, hire dates and titles of all of the Company’s and its Subsidiaries’ employees as of September 30, 2002, together with a statement of the full amount paid or payable to each such person in respect of such year, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since December 31, 2001. Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, no person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

SECTION 3.19.    Employee Plans.

(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all employment, severance, termination, change in control, indemnification, consulting, individual compensation or similar agreements, and all bonus, profit sharing or other incentive compensation, executive compensation, stock option or other stock-related rights, deferred compensation, stock purchase, vacation pay, salary continuation, hospitalization, medical or other health benefits, life insurance or other insurance coverage, workers’ compensation, supplemental unemployment benefits, retirement benefit, retiree welfare benefit coverage, scholarship or other educational assistance, or similar agreements (in each case, whether written or unwritten) for which the

Company or any ERISA Affiliate has any obligation or liability (contingent or otherwise) with respect to any current or former employee of the Company or any of its Subsidiaries (each an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”, whether or not governed by ERISA or considered an employee benefit plan under Section 3(3) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner. None of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”), and neither the Company nor any ERISA Affiliate contributes to or has any liability under any Multiemployer Plan.

(b)    True, correct and complete copies of the following documents, to the extent such documents are applicable with respect to each of the Employee Benefit Plans (other than a Multiemployer Plan) have been made available or delivered to Parent by the Company: (i) the plan and related trust documents, and amendments thereto currently in effect; (ii) the three most recent Forms 5500 and schedules thereto; (iii) the most recent Internal Revenue Service (“IRS”) determination letter; (iv) the three most recent financial statements and actuarial valuations prepared for such Employee Benefit Plans, if applicable; (v) the most recent summary plan descriptions; (vi) policies and practices; (vii) insurance policies; and (viii) communications in the last three years to or from the Internal Revenue Service, the U.S. Department of Labor, or other Governmental Entities with respect to the Employee Benefit Plans.

(c)    Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule: (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date thereof (including any valid extension); (ii) the Company and its ERISA Affiliates have timely performed in all material respects all obligations required to be performed by them under any Employee Benefit Plan or applicable law; (iii) the Employee Benefit Plans have been executed, managed and administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary of such a Plan by any participant, beneficiary, or government agency; and (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

(d)    Except as set forth in Section 3.19(d) of the Company Disclosure Statement:

(i)    None of the Employee Benefit Plans is subject to Title IV of ERISA and neither the Company nor any ERISA affiliate has maintained an Employee Benefit Plan subject to title IV of ERISA in the past seven years. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA.

(ii)    Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the last five years which might be alleged to come within the meaning of Section 4069 of ERISA.

(e)    Each of the Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so “qualified” and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan or the exemption of such trust in each case, in a manner that would result in a material liability to the Company or any ERISA Affiliate.

(f)    Except as set forth in Section 3.19(f) of the Company Disclosure Schedule or as required by other applicable Law, none of the Employee Benefit Plans provide for retiree health, retiree medical or retiree life insurance coverage for any participant or any beneficiary of a participant.

(g)    Except as set forth in Section 3.19(g) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan.

(h)    Except as contemplated by this Agreement or disclosed in Section 3.19(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event: (i) result in any bonus, retirement, severance or other payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such material benefits or (iv) result in any job security or similar benefit or increased such benefit.

(i)    Except as set forth in Section 3.19(i) of the Company Disclosure Schedule or for de minimis amounts, there are no amounts payable under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its ERISA Affiliates that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

(j)    The Company and its ERISA Affiliates do not maintain, sponsor or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan outside the United States.

(k)    Except as specifically provided in the documents described in Section 3.19 of the Company Disclosure Schedule, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which are currently in effect or which the stockholders or the Company have undertaken to become effective in the future, or which the Company has Knowledge of, to any of the Employee Benefit Plans.

SECTION 3.20.    Intellectual Property.

(a)    For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, and service marks, including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) Internet domain names; (vii) databases; and (viii) other similar intellectual property or proprietary rights. All Intellectual Property owned by the Company or its Subsidiaries, necessary for the conduct of their businesses on the date hereof and registered with any Governmental Entity, and each material license to use any Intellectual Property necessary for the conduct of their businesses on the date hereof, except for computer software licenses that are commercially available, is listed in Section 3.20(a) of the Company Disclosure Schedule.

(b)    The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens (other than Permitted Exceptions)) all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted or as reasonably contemplated to be conducted.

(c)    The use by the Company of any Intellectual Property owned by the Company and its Subsidiaries does not infringe upon or otherwise violate the rights of any person other than as would not have, or would not be reasonably likely to have, a Material Adverse Effect on the Company.

(d)    The use by the Company of any Intellectual Property claimed to be owned by any other person is in accordance with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property other than as would not have, or would not be reasonably likely to have, a Material Adverse Effect on the Company.

(e)    To the Company’s knowledge, no person is challenging, infringing upon or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries other than as would not have, or would not be reasonably likely to have, a Material Adverse Effect on the Company.

(f)    Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or its Subsidiaries other than as would not have, or would not be reasonably likely to have, a Material Adverse Effect on the Company.

(g)    No Intellectual Property owned by and/or licensed to the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not have, or would not be reasonably likely to have, a Material Adverse Effect on the Company.

(h)    Except as set forth in Section 3.20(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any material claim of a violation or infringement by others of its Intellectual Property or, to the Company’s knowledge, has a basis to make any such material claim in the future.

SECTION 3.21.    Brokers.    Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have paid or shall have any liability whatsoever for any fees, commissions, or expense reimbursement of agents, brokers, finders, investment bankers, or other Persons related to the transactions contemplated by this Agreement, including, without limitation, fees and expenses of counsel, accountants, brokers, investment advisors and the Company Financial Advisor. The Company has made available to Parent true and correct copies of all agreements and engagement letters between the Company and Persons that have been paid or shall be entitled to any payment relating to the Merger or any other transactions contemplated by this Agreement including, without limitation, agreements between the Company and the Company Financial Advisor.

SECTION 3.22.    Potential Competing Interests.    No officer, director, or principal stockholder of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any real or personal property used by the Company or its Subsidiaries, other than arrangements with employees that are available to similarly situated employees.

SECTION 3.23.    Environmental Matters.

(a)    As used in this Section 3.23, the term “Hazardous Material” shall mean any substance, chemical, contaminant, or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs), pesticides, and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant in any federal, state or local environmental, health or safety law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., and all other similar federal, state, and local laws, statutes, and ordinances (collectively defined as “Environmental Laws”).

(b)    The Company and its Subsidiaries have duly complied with, and the business of the Company and its Subsidiaries is in full compliance with, the provisions of all Environmental Laws. The Company and its Subsidiaries have been issued all federal, state and local permits, licenses, certificates and approvals required, pursuant to any Environmental Laws, for the operation of their business. A true, accurate and complete list of all such permits, licenses, certificates and approvals is set forth in Section 3.23 of the Company Disclosure Schedule.

(c)    Neither the Company nor any of its Subsidiaries have received any notice of, or knows of or suspects, any fact(s) (i) which might constitute violations of any Environmental Laws, or (ii) which indicate that there exists any liability or corrective or remedial obligation arising under any Environmental Laws, associated with the operation of their business or with any of the Real Property currently or formerly occupied by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have received or knows of any complaint, order, directive, claim, citation, notice of violation, or notice of potential liability from any governmental authority or any other Entity with respect any environmental, health or safety matters affecting the Company or its Subsidiaries, their business, or any of the Company’s or its Subsidiaries’ assets.

(d)    Except in compliance with Environmental Laws, there has been no emission, spill, release, disposal, discharge or threatened release of any Hazardous Material into or upon the air, soils, water, improvements, or sewer, septic system, or waste treatment, storage or disposal system, at, under or from any real property currently or formerly occupied by the Company or its Subsidiaries.

(e)    The Company and its Subsidiaries have provided the Parent with all information in their possession concerning any environmental conditions relating to the operation of their business or the Real Property occupied by the Company or its Subsidiaries.

SECTION 3.24.    Immigration Matters.    The Company and its Subsidiaries have complied with all relevant provisions of Section 274A of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company or its Subsidiaries are permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by said employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274A of the Immigration Act.

SECTION 3.25.    State Takeover Statutes.    Subject to receipt of the Company Requisite Vote, the Company has taken all actions necessary under the MBCA to approve the Merger and the transactions contemplated by this Agreement. This Agreement, the Merger, the Voting Agreements and the Subscription Agreements, and the transactions contemplated hereby and thereby, have been approved by a committee of the Board of Directors of the Company formed pursuant to, and meeting the requirements of, Section 302A.673(d) of the MBCA. Assuming that neither Parent nor any person or entity associated or affiliated with Parent is an “interested shareholder” (as defined in the MBCA) of the Company immediately prior to the execution of this Agreement, the Voting Agreements and the Subscription Agreements, Section 302A.673 of the MBCA does not and will not prohibit the transactions contemplated hereunder. Assuming that neither Parent nor any person associated or affiliated with Parent holds or controls any shares of Company Common Stock or any rights to acquire such shares (other than as provided in the Voting Agreements), the restrictions contained in Section 302A.671 of the MBCA applicable to “control share acquisitions” are not applicable to this Agreement or to the Merger. No other “fair price,” “moratorium” or other similar anti-takeover statute or regulation prohibits, delays or otherwise applies to the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has entered into any shareholder rights plan or similar arrangement or agreement, nor has the Board of Directors adopted or authorized the adoption of a shareholder rights plan or similar arrangement or agreement. No provision of the articles of incorporation or organization, bylaws or other governing instruments of the Company or any of its Subsidiaries would reasonably be expected to, directly or indirectly, restrict or impair the ability of the Purchaser Group to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by the Purchaser Group or permit any shareholder to acquire securities of the Company on a basis not available to the Purchaser Group in the event that the Purchaser Group were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

SECTION 3.26.    HIPAA Compliance Regulations.    The Company and its Subsidiaries are and have been in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including but not limited to the Electronic Health Care Transactions and Code Sets standards published by the Secretary of the Health and Human Services (the “Services”), will be in compliance with the standards for privacy of electronically transmitted individually identifiable health information as published by the Secretary when those standards go into effect in April, 2003, and have taken appropriate steps toward readiness for compliance with the privacy standards; except where any such noncompliance would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

SECTION 3.27.    Fairness Opinion.    On or prior to the date hereof, the Company Board received an opinion from the Company Financial Advisor as of such date, which opinion shall be confirmed in writing substantially to the effect that the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair from a financial point of view to such stockholders, a true and complete copy of which written opinion has been or will promptly be delivered to the Purchaser Group following its receipt by the Company Board.

SECTION 3.28.    Completeness of Disclosure.    Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by Company in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Purchaser Group hereby represent and warrant to the Company (and the Purchaser Group acknowledges that the Company is relying on those representations and warranties in entering into this Agreement) as follows:

SECTION 4.1.    Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Parent to be conducted.

(b)    Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Parent to be conducted.

SECTION 4.2.    Authority Relative to This Agreement.

(a)    The Purchaser Group has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Purchaser Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser Group and constitutes a valid, legal and binding agreement of the Purchaser Group, enforceable against the Purchaser Group in accordance with its terms.

(b)    The Boards of Directors of Parent (the “Parent Board”) and Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and have taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the transactions contemplated by this Agreement.

SECTION 4.3.    Consents and Approvals; No Violations.

(a)    Except for (i) such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, (ii) such filings, permits, authorization, consents and approvals relating or applicable to the Company or any of its Subsidiaries and not the Purchaser Group or any of its Subsidiaries, (iii) such filing and recordation of the Articles of Merger as required by the MBCA or (iv) such filings, permits, authorizations, consents and approvals as set forth in Section 4.6 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Purchaser Group of this Agreement or the consummation by the Purchaser Group of the transactions contemplated hereby.

(b)    Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub or any of Parent’s Subsidiaries, or (ii) conflict with or violate any Law applicable to the Purchaser Group or any of its Subsidiaries or any of their respective properties or assets except in the case of (ii) for violations, breaches or defaults which does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

SECTION 4.4.    Litigation.    There is no Claim pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which as of the date hereof, if adversely decided, would question the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby, or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.5.    No Prior Activities.    Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability to nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

SECTION 4.6.    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Subsidiaries.

SECTION 4.7.    No Ownership of Securities.    None of the Purchaser Group or any of their respective Subsidiaries own, beneficially, or of record, any Shares or other debt or equity securities of the Company.

SECTION 4.8.    Funding for Payment of Merger Consideration.    Parent has financial resources sufficient to pay the aggregate Merger Consideration at the Effective Time.

SECTION 4.9.    Completeness of Disclosure.    Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by the Purchaser Group in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE V
COVENANTS RELATED TO CONDUCT OF BUSINESS

SECTION 5.1.    Conduct of Business of the Company.    Except as specifically contemplated or permitted by this Agreement (including without limitation incurring legal, accounting, financial advisory and other fees and expenses), and except as otherwise expressly provided in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations in the ordinary and usual course of business consistent with past practice and, will use commercially reasonable efforts (i) to preserve intact the current business organization of the Company and each of its Subsidiaries, (ii) to keep available the service of the current officers and employees of the Company and each of its Subsidiaries, and (iii) to preserve the Company’s and its Subsidiaries’ relationships with customers, suppliers and all others having business dealings with the Company or any of its Subsidiaries and otherwise cause all goodwill and ongoing business of the Company to be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, and the Company will not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)    adopt any amendment to the articles of incorporation or bylaws (or other similar governing instruments) of the Company or any of its Subsidiaries;

(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options;

(c)    (i) split, subdivide, combine or reclassify or redeem, purchase or otherwise acquire or proposes to redeem, purchase or otherwise acquire any Shares or any other capital stock or equity; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any class or series of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries (including redeeming any Rights);

(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)    alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries (other than through the Merger);

(f)    (i)  incur, assume or prepay any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as specifically described in Schedule 5.1(f)(ii) and for the incurrence or increase in obligations among the Company and its direct or indirect wholly owned Subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the wholly owned Subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its or any of its Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any material dollar amount of Liens thereupon, other than Permitted Exceptions, and except for the incurrence or increase in obligations among the Company and its Subsidiaries;

(g)    except as (i) may be required by Law or (ii) contemplated by this Agreement, enter into, adopt or amend or terminate any employment, consulting, severance or similar agreements or arrangements, Employee Benefit Plan or any other bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

(h)    acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any capital stock of the Company’s Subsidiaries, or any assets (excluding the capital stock of the Company’s Subsidiaries), other than sales by the Company or its Subsidiaries of immaterial assets in the ordinary course of business or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice;

(i)    except as may be required as a result of a change in Law or in GAAP, change in any material adverse respect any accounting principles, policies, or practices of the Company or any of its Subsidiaries;

(j)    make or revoke or otherwise modify any Tax election (including any election pertaining to net operating losses) or settle or compromise any Tax liability, or change or make a request to any taxing authority to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(k)    terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, or enter into any Material Contract;

(l)    except as otherwise required by Law, enter into any or modify in any respect any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

(m)    take any action that, if taken prior to the date hereof, would have caused the representations and warranties contained in Article III to be untrue;

(n)    waive, modify, amend or terminate any standstill, confidentiality, exclusivity or other similar agreement (each a “Exclusivity Agreement”) to which the Company is a party and which was entered into in connection with the sale process undertaken by the Company to identify a purchaser of the Company that resulted in the execution of this Agreement;

(o)    settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid by the Company’s and its Subsidiaries in all such settlements or compromises does not exceed $250,000 in the aggregate or $100,000 for any individual settlement or compromise;

(p)    engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s or its Subsidiaries’ affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(q)    hire any new employees, consultants or independent contractors without the Parent’s consent which shall not be unreasonably withheld or delayed, or except as contemplated by Section 6.10(b) hereof, grant to employees any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

(r)    except as contemplated by Section 6.10(b) hereof, effectuate a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary; or

(s)    take, propose to take, agree in writing or otherwise to take or authorize to take, any of the actions described in Sections 5.1(a) through 5.1(r).

SECTION 5.2.    Other Actions.    Except as required by Law, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would (i) result in any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) result in any of such representations and warranties that are not so qualified becoming untrue in any material respect, (iii) result in any of the conditions to the consummation of the Merger or the other transactions contemplated hereby not being satisfied, or (iv) materially impair, materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.

SECTION 5.3.    Access to Information.

(a)    Between the date hereof and the Effective Time, the Company (i) will give the Purchaser Group and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours or other mutually agreeable times to all employees, offices and other facilities and to all books and records of the Company and its Subsidiaries, (ii) will assist and cooperate with the Purchaser Group in contacting customers of the Company and its Subsidiaries to verify customer relationships and (iii) will cause the Company’s officers and those of its Subsidiaries to furnish the Purchaser Group promptly with such financial and operating data and other information with respect to the business, properties, personnel or other aspects of the Company and its Subsidiaries as the Purchaser Group may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made in this Agreement.

(b)    Between the date hereof and the Effective Time, the Company shall furnish to the Purchaser Group (i) within fifteen (15) days after the end of the month for which such internal monthly financial statements and data pertain, such internal monthly financial statements and data as are regularly prepared by the Company for distribution to the Company’s executive management, and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company.

(c)    Between the date hereof and the Effective Time, Parent (i) will give, and will cause Merger Sub to give, the Company Financial Advisor reasonable access during normal business hours or other mutually agreeable times to all employees, offices and other facilities and to all books and records of Parent and its Subsidiaries, reasonably requested, and (ii) will cause Parent’s officers and those of its Subsidiaries (including Merger Sub) to furnish the Company Financial Advisor promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities) or other aspects of Parent and its Subsidiaries as the Company Financial Advisor may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(c) shall affect or be deemed to modify any of the representations or warranties made in this Agreement.

(d)    The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under that certain Mutual Confidential Nondisclosure Agreement entered into between the Company and Parent dated August 29, 2002 (the “Confidentiality Agreement”) in connection with the information furnished pursuant to this Agreement.

(e)    The Company hereby agrees to enforce all material rights that the Company or any of its Subsidiaries may have under any confidentiality agreements entered into in connection with any acquisition transaction involving the Company or any of its Subsidiaries.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1.    Stockholder Meeting.    The Company shall take all lawful action to (a) cause a special meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (b) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement and related Merger. The Company Board, together with the Special Committee, have recommended approval and adoption by the Company’s stockholders of this Agreement and the Merger and, except as permitted by Section 6.6, the Company Board and the Special Committee shall not withdraw, amend or modify in a manner adverse to the Purchaser Group such recommendation (or announce publicly the intention to do so).

SECTION 6.2.    Preparation of the Proxy Statement.    The Company will, as promptly as practicable after the execution of this Agreement (and in any event, within thirty (30) days after the date hereof), prepare and file with the SEC the proxy statement and any amendments or supplements thereto relating to the Company Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”). The Purchaser Group shall cooperate with the Company, and Parent shall cause Merger Sub to cooperate with the Company, in the preparation and filing of the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to filing. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly thereafter as practicable. The Company shall, as promptly as practicable after the receipt thereof, provide to Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the staff of the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date. The Proxy Statement shall include the unanimous recommendation of the Company Board and the Special Committee that the holders of the Shares vote in favor of the approval of this Agreement and the Merger.

SECTION 6.3.    Company Information Supplied.    The Company covenants that the Proxy Statement will not, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers or directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 6.4.    The Purchaser Group Information Supplied.    Purchaser Group covenants that none of the information supplied or to be supplied by the Purchaser Group for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Purchaser Group, their respective officers or directors or any of their respective Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

SECTION 6.5.    Efforts; Cooperation.

(a)    Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, to (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser Group or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (ii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Act, the Exchange Act, any other applicable federal or state securities or blue sky Laws, (B) the HSR Act, (C) the MBCA and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, and, except as required by Law, none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within twenty (20) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, as promptly as practicable all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)    Without limiting the generality of Section 6.5(a), each of Parent and the Company shall (i) cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party promptly informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)    In furtherance and not in limitation of the covenants of the parties contained in Sections 6.5(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to, as promptly as practicable, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall (i) limit a party’s right to terminate this Agreement pursuant to Article VIII so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, or (ii) require Parent to (A) dispose of or hold separate any part of its or the Company’s businesses or operations (or a combination of Parent’s and the Company’s businesses or operations) or (B) agree not to compete in any geographic area or line of business.

SECTION 6.6.    Acquisition Proposals.

(a)    From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.6, the Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets of the Company and its Subsidiaries, other than as permitted pursuant to Section 5.1, or (z) sale of shares of capital stock of the Company or its Subsidiaries (outstanding or unissued), including, without limitation, by way of a tender offer or exchange offer by any Person (other than the Company or a Subsidiary of the Company) for shares of capital stock of the Company (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations concerning, or provide to any Person any information or data relating to the Company or any Subsidiary of the Company for the purposes of making, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(b)    Notwithstanding the provisions of Section 6.6(a), if, after the date of this Agreement, the Company Board receives an unsolicited written Acquisition Proposal (which Acquisition Proposal would reasonably be expected to result in a Superior Proposal) from any Person and the Company’s Board reasonably concludes that the failure to engage in discussions or negotiations with such Person would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable law, then (i) the Company or the Company Board may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the Company’s business, properties or assets to such Person pursuant to an appropriate confidentiality agreement and the Company or the Company Board may engage in discussions related thereto, and (ii) the Company or the Company Board may participate in and engage in discussions and negotiations with such Person regarding such Acquisition Proposal. In the event that, after the date of this Agreement, the Company Board receives an unsolicited written Acquisition Proposal and the Company Board and the Special Committee determine that such Acquisition Proposal is a Superior Proposal (as defined below), the Company Board may do any or all of the following: (x) withdraw, modify or change the Company Board’s approval or recommendation of this Agreement or the Merger, (y) approve or recommend to the Company stockholders such Superior Proposal and/or (z) terminate this Agreement; provided, however, that the Company Board shall not take any of the actions referred to in clauses (x), (y) or (z) unless all of the following conditions are satisfied: (1) prior to taking any such action, the Company Board has terminated this Agreement pursuant to Section 8.3(a) and paid the amounts referred to in Section 8.6(b) to the Purchaser Group in immediately available funds; (2) prior to taking any such action, the Company Board has, in the reasonable exercise of its fiduciary duty under applicable law, approved and recommended the approval of such Superior Proposal by the Company’s stockholders; and (3) the Company Board has given to the Purchaser Group, at least three (3) Business Days prior to taking any of the actions referred to in clauses (x) or (y), written notice that such actions are to be taken, which notice shall specify the material aspects of the actions to be taken.

(c)    The Company shall (i) promptly notify Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make, or which may reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making it, (ii) promptly notify Parent orally and in writing after receipt of any request for non-public information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries’ properties, books or records by any Person that, to the Company’s Knowledge, may be considering making, or has made, an Acquisition Proposal, and (iii) receive from any Person that may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any of its Subsidiaries, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information. Oral notice shall be deemed given by making a telephone call to David Garner at 502-267-3277 and speaking with him directly or leaving a voice mail message or to such other Person and telephone number as may be directed in writing by Parent. Written notice shall be deemed given to Parent upon notice to Parent in accordance with Section 9.3.

(d)    The Company Board will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal.

SECTION 6.7.    Public Announcements.    Each of the Purchaser Group and the Company will consult with one another, and Parent shall cause Merger Sub to consult with the Company, before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by any applicable Governmental Entity or Law or by obligations pursuant to any listing agreement with the Nasdaq National Market, as determined by the Company, Parent or Merger Sub, as the case may be, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

SECTION 6.8.    Indemnification; Directors’ and Officers’ Insurance.

(a)    The Surviving Corporation shall honor, and Parent shall cause the Surviving Corporation to honor, all rights to indemnification now existing in favor of any director or officer of the Company or one of its Subsidiaries (the “Indemnified Parties”) as provided in their respective Articles of Incorporation or Bylaws or, in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, which agreement is disclosed on Section 6.8 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence.

(b)    Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six (6) years from the Effective Time for the benefit of all current and former directors and officers of the Company the current policies of the directors’ and officers’ liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of one hundred fifty percent (150%) of the last annual premium paid by the Company prior to the date hereof which is set forth in the Section 3.15 of the Company Disclosure Insurance Schedule and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

(c)    In the event Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.8.

(d)    The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.8 subject to the limitations of applicable Laws.

(e)    The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

SECTION 6.9.    Notification of Certain Matters.    The Company shall give prompt notice to the Purchaser Group, and the Purchaser Group shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement which is qualified as to materiality to be untrue or inaccurate, or any representation or warranty not so qualified to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (b) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (e) in the case of the Company, any Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice or otherwise affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. The Company further shall promptly notify Parent of any breach of any representation or warranty of the Company in this Agreement which cannot be cured on or before the Termination Date.

SECTION 6.10.    Employee Matters.

(a)    The Surviving Corporation shall honor the obligations of the Company or any of its Subsidiaries as of the Effective Time under the provisions of all employment, bonus, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its Subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries. All such agreements are set forth in Section 3.20 of the Company Disclosure Schedule.

(b)    No later than fifteen (15) days from the date hereof, Parent shall notify the Company in writing as to all employees of the Company at the Vice President level and above, and no later than fifteen (15) days prior to the Effective Time, Parent shall notify the Company in writing as to all other employees of the Company, whose employment Parent does not, as of the time of the notice currently intend to continue following the Effective Time (the “Terminated Employees”). The Company shall notify each Terminated Employee that his or her employment by the Company will be terminated as of the Effective Time or such later date as Parent sets forth in the notice, and shall provide to each Terminated Employee severance benefits consistent with the Company’s past practices with respect to employees terminated other than for cause not to exceed the severance benefits described in Section 6.10(b) of the Company Disclosure Schedule; provided that the Company will amend its severance pay plan or policy to provide that each Terminated Employee shall be required, as a condition to receiving such severance benefits, to agree to (i) either exercise or terminate, prior to the Effective Time, all vested In the Money Company Stock Options (for purposes of which any Company Stock Options which would vest as a result of the Merger if the

Terminated Employee were employed at the Effective Time shall be deemed vested), and (ii) terminate all other Company Stock Options. Any Shares held by a Terminated Employee subject to restrictions which would lapse as a result of the Merger if the Terminated Employee were employed at the Effective Time shall be deemed released from such restrictions. Following the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor, all severance obligations to Terminated Employees.

(c)    Within a reasonable period after the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide, to all individuals who are employees of the Company at the Effective Time and whose employment continues following the Effective Time (the “Retained Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar, in the aggregate, to those provided by Parent to similarly situated employees of Parent and its Subsidiaries. Following the Effective Time, to the extent permitted by Law and applicable Tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with reasonable best efforts of Parent, each Retained Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and Employee Benefit Plan purposes with the Company prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Retained Employee or the funding of any such benefit. Parent and the Surviving Corporation will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Retained Employees and their covered dependents have as of the Closing, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to Retained Employees to the same extent waived or satisfied under the Employee Benefit Plans; provided that nothing in this sentence shall limit the ability of Parent or the Surviving Corporation from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Retained Employees in a substantially similar manner as employees of Parent or the Surviving Corporation, as applicable, are treated.

(d)    Parent and the Surviving Corporation will give each Retained Employee credit, for purposes of Parent’s and the Surviving Corporation’s vacation and/or other paid leave benefit programs, for such employees accrued and unpaid vacation and/or paid leave balance with the Company as of the Effective Time.

(e)    In the event that Closing occurs prior to March 15, 2003, Parent shall cause the Surviving Corporation to pay bonuses in the aggregate amount not to exceed $1,600,000 under the Company’s current performance bonus program for the year ending December 31, 2002, to those employees of the Company designated by the Company by written notice to Parent on or before January 31, 2003, in amounts not less than the amounts set forth in such notice with respect to each such employee; provided, that the Surviving Corporation shall not be obligated to pay any such bonus to any Retained Employee whose employment is terminated for cause or who resigns voluntarily prior to March 15, 2003. Terminated Employees shall remain entitled to receive bonuses under this Subsection.

(f)    The Purchaser Group and the Surviving Corporation will not have any responsibility for continuing any person in the employ (or retaining any person as a consultant or independent) of the Company, any of its Subsidiaries, or the Surviving Corporation from and after the Closing Date, or have any liability for any severance payments to or similar arrangements with any such person who shall cease to be an employee of the Company at or prior to the Effective Time.

(g)    Pursuant to Section 6.10(b), the Parent will notify the Company of certain employees of the Company or its Subsidiaries, whose employment the Parent then currently expects to terminate at or prior to the Effective Time. The Company agrees to comply with any requirements of WARN, and any applicable state and/or local notification requirements, arising from the termination of the employment of such employees. The Purchaser Group shall cooperate with the Company, as needed, to comply with these notice requirements, by providing all information in the knowledge of the Purchasing Group but not the Company or its Subsidiaries, which may be required to meet these notice requirements.

(h)    For purposes of this Section 6.10, the term “Active Employees” shall mean any employees actively employed by any Company or any Subsidiary as of the Effective Time, including those on vacation and leave of absence (including maternity leave). The Parent, Purchaser Group, Surviving Corporation, the Company, and its Subsidiaries, all acknowledge and agree that the transactions contemplated by this Agreement shall not constitute a termination of employment of any Active Employee.

(i)    No provision of this Section 6.10 shall create any third-party beneficiary rights in any person or organization, including, without limitation, any Active Employees or former employees (including any beneficiary or dependent thereof) of any Company, or any trustees, administrators, participants or beneficiaries of any employee benefit plan. No provision of this Section 6.10 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be or would have been provided, directly or indirectly, under any employee benefit plan or arrangement.

SECTION 6.11.    Filings.    Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby (including without limitation the Merger).

SECTION 6.12.    Fees and Expenses.    Except as otherwise contemplated in Section 8.6, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except for Expenses incurred, other than attorneys’ fees, in connection with the filing of the premerger Notification and Report Forms relating to the Merger under the HSR Act and except for filing, printing and mailing fees incurred in connection with the filing, printing and mailing of the Proxy Statement, each of which shall be shared equally by the Company and Parent. As used in this Agreement, “Expenses” includes all reasonable expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

SECTION 6.13.    Obligations of Merger Sub.    Parent will take all action necessary to cause Merger Sub (i) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) not to conduct any business prior to the Effective Time other than in connection with the Merger and the transactions contemplated by this Agreement.

SECTION 6.14.    Stock Delisting.    The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be delisted from the Nasdaq National Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.15.    Control of the Company’s Operations.    Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time except for the express consent rights set forth herein.

SECTION 6.16.    Financing.    The Company shall use its, and shall cause its management to use their, reasonable best efforts to cooperate with and assist Purchaser Group with respect to the Financing (as defined in Section 9.12), including (a) providing to Purchasers Group’s financing sources (upon execution of satisfactory confidentiality agreements) all information reasonably requested by them to complete the Financing, (b) assisting such financing sources upon their reasonable request in the preparation of information memoranda to be used in connection with the Financing including, without limitation, requests for audits or similar accounting reviews of acquisitions by the Company or its Subsidiaries prior to the Effective Time, and (c) otherwise assisting such financing sources in all reasonable respects in their efforts, including by making reasonably available officers of the Company and its Subsidiaries, as appropriate, at meetings of prospective lenders in various locations, all at Purchaser Group’s reasonable request.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1.    Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)    This Agreement shall have been approved and adopted by the Company Requisite Vote.

(b)    Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

(c)    There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

SECTION 7.2.    Conditions to the Obligations of the Purchaser Group.    The respective obligations of the Purchaser Group to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by the Purchaser Group, to the extent permitted by applicable Law:

(a)    The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b)    The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)    The Purchaser Group and the Company shall have obtained all required consents, approvals, waivers and authorizations of any Governmental Entity or other Person, the failure to obtain which would have, or would reasonably be likely to have, a Material Adverse Effect on the Surviving Corporation or the Purchaser Group after giving effect to the Merger.

(d)    Parent shall have received the opinions of Klehr, Harrison, Harvey, Branzburg & Ellers LLP and Dorsey & Whitney, LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent.
(e)    Since the date of this Agreement, there shall have occurred no event or change in circumstances which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries.

(f)    Those individuals set forth on Schedule 7.2(f), each shall have executed an agreement not to compete (“Non-compete Agreements”) in the form attached hereto as Exhibit 7.2(f).

(g)    Those individuals set forth on Schedule 7.2(g) (“Key Employees”) each shall have executed amended and restated employment agreements (“Employment Agreements”) on terms reasonably satisfactory to Parent; provided that Parent has negotiated in good faith the terms and conditions of employment agreements and compensation and benefits with each Key Employee and has offered each of them base compensation not materially lower than their respective current base compensation and has offered to provide in each Employment Agreement that if such Key Employee is terminated without cause or resigns with good reason (as defined in his Employment Agreement), in either case prior to six (6) months from the Effective Time, then at the time of termination Parent shall pay to such Key Employee, in exchange for cancellation of all vested In the Money Company Stock Options or any options to purchase Parent Common Stock issued in replacement thereof, and in addition to any other amounts to which he then may be entitled, an amount equal to the amount which such Key Employee would have received if such In the MoneyCompany Stock Options had been exercised in a cashless exercise immediately prior to the Effective Time and the Key Employee had received the Merger Consideration for the Shares received on such exercise.

(h)    Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without any condition that has had, or would reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries or the Parent and its Subsidiaries.

(i)    There shall not be in effect any Law or order of any Governmental Entities of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement, or permitting such consummation only subject to any condition or restriction that has, or would reasonably be likely to have, a Material Adverse Effect on the Company and Parent, taken as a whole, as if the Merger had been consummated, and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

(j)    The number of Dissenting Shares shall constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time.

(k)    The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) through 7.2(j).

(l)    The Subscription Agreements dated of even date herewith, between Parent and each of Mark Tierney, Jeffrey Rosenblum and Leonor Rosenblum, and CB Healthcare Fund, L.P., shall be in full force and effect and all conditions to the purchases of Parent common stock thereunder other than the Merger shall have been satisfied.

(m)    Neither the Company nor Parent has received written notice of termination from one or more customers of the Company or its Subsidiaries with respect to one or more Material Contracts, where such terminations, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect on the Company.

(n)    Neither the Company nor any of its Subsidiaries has received notice from any Governmental Authority of the Company’s or any of its Subsidiaries’ failure to hold required Permits, where the failure to hold such Permits prior to receipt of such notice reasonably would be expected to have a Material Adverse Effect on the Company.

SECTION 7.3.    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)    The representations and warranties of the Purchaser Group contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Purchaser Group pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b)    Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing and shall have caused Merger Sub to perform or comply in all material respects with all agreements and conditions contained herein required to be performed or complied with by Merger Sub prior to or at the time of the Closing.

(c)    The Company shall have received the opinion of Frost Brown Todd LLC, counsel to the Purchaser Group, in form and substance reasonably satisfactory to the Company.

(d)    One member of the Company Board shall have been appointed or offered appointment to the Parent’s Board of Directors.

(e)    Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 7.3(a) through 7.3(e).

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

SECTION 8.1.    Termination by Mutual Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

SECTION 8.2.    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a)    the Merger shall not have been consummated on or before March 15, 2003, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (as may be extended as hereinafter provided, the “Termination Date”);

(b)    the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; or

(c)    any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote).

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

SECTION 8.3.    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board:

(a)    by written notice to the Purchaser Group if permitted or required pursuant to Section 6.6; or

(b)    if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) to be incapable of being satisfied as of the Termination Date.

SECTION 8.4.    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Parent Board:

(a)    if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) to be incapable of being satisfied as of the Termination Date;

(b)    after the occurrence of any event having, or which would reasonably be likely to have, a Material Adverse Effect on the Company; or

(c)    if (i) the Company Board has withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or approved or recommended an Acquisition Proposal, (ii) the Company enters into any agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal, (iii) (A) a third party commences a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock and (B) the Company Board has recommended that the stockholders of the Company tender their shares in such tender or exchange offer, or (iv) the Company Board shall have resolved to do any of the foregoing;

SECTION 8.5.    Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.5 and Sections 5.3(a), 5.3(d), 6.12, 8.6 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

SECTION 8.6.    Termination Amount and Expenses.

(a)    Except as set forth in this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 6.12.

(b)    The Company agrees that if (i) the Company shall terminate this Agreement pursuant to Section 8.3(a); (ii) Parent shall terminate this Agreement pursuant to Section 8.4(c); (iii) Parent shall terminate this Agreement pursuant to Section 8.4(a) because the Company willfully breaches any of its representations or warranties or breaches any of its covenants and agreements set forth in this Agreement; (iv) this Agreement is terminated pursuant to Section 8.2(b) and the Shares subject to the Voting Agreement shall not have been voted in accordance with the terms thereof; or (v) following a termination of this Agreement other than under the circumstances described in clauses (i) through (iv) of this Section 8.6(b), (A) an Acquisition Proposal (the “Triggering Acquisition Proposal”) is commenced, publicly proposed, publicly disclosed or communicated to the Company by any person (the “Triggering Person”) at any time during the period beginning on the date of this Agreement and ending six (6) months following the Termination Date, and (B)(1) the Company consummates a transaction contemplated by an Acquisition Proposal with the Triggering Person, or (2) the Company consummates a transaction contemplated by an Acquisition Proposal as a result of the Triggering Acquisition Proposal, in the cases of clauses (B)(1) and (B)(2), within two (2) years following the Termination Date, then the Company shall pay to Parent a termination fee in an amount equal to $4,000,000 (the “Termination Amount”). The Termination Amount shall be paid immediately upon termination; provided, however, in the case the Termination Amount is payable pursuant to clause (v) above, the Termination Amount shall be paid on or before the closing date of the transaction described therein.

(c)    The Company agrees that, if (i) either Parent or the Company terminate this Agreement pursuant to Section 8.2(b), (ii) the Termination Amount becomes payable under Section 8.6(b)(iii), or (iii) Parent shall terminate this Agreement pursuant to Sections 8.4(a) or (b), then the Company shall pay to Parent, within five (5) business days of receipt by Company of a written notice from Parent evidencing Parent’s documented Expenses, an amount equal to Parent’s documented Expenses.

(d)    Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.3(b), Parent shall pay to the Company, within five (5) business days of receipt by Parent of a written notice from the Company evidencing the Company’s documented Expenses, an amount equal to the Company’s documented Expenses.

(e)    Parent and the Company agree that the payments provided for in this Section 8.6 shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to this Article VIII, and such remedy shall be limited to the payments stipulated in this Section 8.6; provided, however, that nothing in this Agreement shall relieve Parent of any liability or damages resulting from any willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, any recovery by Parent under Section 8.6(b) shall not preclude Parent from recovering also under Section 8.6(c).

(f)    Each Party acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such party would not enter into this Agreement; accordingly, if a party fails to pay promptly amounts due hereunder, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for such amounts, the non-prevailing party shall pay the prevailing party’s expenses (including attorneys’ fees) incurred in connection with such suit.

(g)    Any payment required to be made pursuant to this Section 8.6 shall be made on the requisite payment date by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable.

SECTION 8.7.    Amendment.    This Agreement may be amended by action taken by the Company, the Purchaser Group at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

SECTION 8.8.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto (for these purposes, the Purchaser Group shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1.    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2.    Entire Agreement; Assignment.

(a)    This Agreement (including any exhibits, schedules and annexes to this Agreement), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

(b)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.3.    Notices.    All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, that the fax is promptly confirmed by telephone confirmation thereof, (c) when delivered, if delivered personally to the intended recipient, or (d) one (1) business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or to Merger Sub, to:	SHPS, Inc.
11045 Bluegrass Parkway
Louisville, KY 40299
Attn.: David Garner, Chief Executive Officer
Facsimile: 502-263-5680

with a copy to:	Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attn.: David L. Beckman, Jr., Esquire
Facsimile: 502-581-1087

if to the Company, to:	EBENX, Inc.
601 North Highway 169
Suite LL
Minneapolis, MN 55441-6465
Attn.: John Davis, Chief Executive Officer
Facsimile: 763-614-5102

with a copy to:	Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, PA 19102
Attn.: Michael C. Forman, Esquire
Facsimile: 215-568-6603

or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

SECTION 9.4.    Governing Law; Consent to Jurisdiction.    This Agreement and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the Laws of the State of Minnesota, without regard to its conflict of laws rules.

SECTION 9.5.    Waiver of Jury Trial.    EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.6.    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.7.    Parties in Interest.    Subject to Section 9.2(b), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.8.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 9.9.    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 9.10.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.11.    Interpretation.

(a)    The words “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)    The phrase “made available” in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

(c)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.12.    Definitions.

(a)    “Baseline Financial Statements” means the Company’s and its Subsidiaries’ consolidated balance sheet dated as of June 30, 2002 (the “Baseline Balance Sheet”) and the Company’s and its Subsidiaries’ most recent consolidated statement of income dated as of June 30, 2002 (the “Baseline Income Statement”), each as set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC.

(b)    “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Minnesota.

(c)    “Code” means the Internal Revenue Code of 1986, as amended.

(d)    “Financing” means the Purchaser Group’s obtaining from a funding source funds which shall be sufficient, together with working capital as of the Effective Time, to consummate the transactions contemplated hereby, to pay all related fees and expenses and to enable the Surviving Corporation to conduct business following the merger consistent with past practices.

(e)    “In the Money” means, with respect to options or warrants to purchase Shares, options or warrants where the per Share strike price is less than the Merger Consideration that would be paid for the Share if such option or warrant were exercised prior to the Effected Date.

(f)    “Know” or “Knowledge” and words of similar import shall mean actual knowledge of a particular fact by and of (i) the current serving directors of the party in question, (ii) as to the Company, any of those individuals named on Schedule 9.13(f), and as to Parent, any of Parent’s executive officers, in either case after due inquiry, or (iii) any person succeeding to the position currently of any of the persons indicated in clauses (i) and (ii) above.

(g)    “Law” any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity.

(h)    “Liabilities” (whether or not capitalized) means all accounts payable, notes payable, liabilities, commitments, indebtedness, obligations or liabilities of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, direct or indirect, to which the Company or its Subsidiaries or the Company’s or its Subsidiaries’ properties or assets are subject.

(i)    “Material Adverse Effect” means with respect to any party, any change, circumstance, development, condition or effect (including any breach of a representation or warranty set forth in this Agreement) that, individually or in the aggregate with all other changes, circumstances, developments, condition, and effects (including all breaches of a representation or warranty set forth in this Agreement), has, or would be reasonably likely to have, a material adverse effect on (i) the business, assets, results of operations, prospects or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby; provided, however, that no change in general economic or financial conditions, in and of itself, shall be deemed to constitute, create or cause a Material Adverse Effect for purposes of Section 8.4 of this Agreement. Further, any fluctuation in the market price of the Shares shall not be deemed to constitute, create or cause a Material Adverse Effect.

(j)    “Permits” means approvals, permits, licenses, franchises, certificates or authorizations of any federal, state, provincial, local or foreign governmental or regulatory body required of the Company or its Subsidiaries or necessary for the conduct of the Company’s business as currently operated.

(k)    “Permitted Exceptions” means (i) Liens for current Taxes or other governmental charges not yet due and payable or delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty, (ii) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of any property subject thereto or affected thereby, (iii) Liens securing debt for borrowed money of the underlying fee owner where the Company or a Subsidiary of the Company or Parent or a Subsidiary of Parent, as the case may be, is a lessee, (iv) levies not at the time due or which are being contested in good faith by appropriate proceedings, (v) mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Entity that are not, individually or in the aggregate material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of any property subject thereto or affected thereby, and (vii) purchase money security interests.

(l)    “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(m)    “Real Property” means all real estate either owned of record by the Company or its Subsidiaries, or leased (including sub-leases) or used by the Company or its Subsidiaries.

(n)    “Subsidiary” means, when used with reference to any Person, any corporation or other organization or entity, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such Person is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, or which otherwise constitutes 50% or more of the voting or economic interest in such corporation, organization or entity, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

(o)    “Superior Proposal” means a bona fide, unsolicited, written Acquisition Proposal (other than from Parent or its Subsidiaries) for the acquisition of all the equity interest in, or all or substantially all of the assets of the Company and the Company’s Subsidiaries on terms which a majority of the members of the Company Board determine in their reasonable judgment (after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory, timing and other material aspects of the Acquisition Proposal, and the Person making the proposal, (i) will result in terms that are more favorable from a financial point of view to the Company’s stockholders than the Merger, and (ii) is reasonably likely to be consummated.

(p)    “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, gaming, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property and other property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign).

(q)    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SHPS, INC.

By:	/s/ MERLE RYLAND
Name: Merle Ryland
Title: Chief Financial Officer

SNOW ACQUISITION CORP.

By:	/s/ MERLE RYLAND
Name: Merle Ryland
Title: Vice President

EBENX, INC.

By:	/s/ JOHN DAVIS
Name: John Davis
Title: Chief Executive Officer

Annex B

[Bank of America logo]
Banc of America Securities LLC
9 West 57th Street
New York, NY 10019
Tel 212.583.8000

November 1, 2002

Board of Directors
eBenX, Inc.
605 North Highway 169
Suite LL
Minneapolis, MN 55441

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of eBenX, Inc. (the “Company”) of the consideration proposed to be received by such shareholders in connection with the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of SHPS, Inc. (the “Purchaser”). Pursuant to the terms of the proposed Agreement and Plan of Merger (the “Agreement”), among the Company, the Purchaser and Snow Acquisition Corp. (“Acquisition Sub”), the Company will become a wholly owned subsidiary of the Purchaser, and shareholders of the Company will receive for each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), held by them, other than shares held in treasury or held by the Purchaser, Acquisition Sub or any other Subsidiary (as defined in the Agreement) of either of them, or as to which appraisal rights have been perfected, consideration equal to $4.85 per share. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)  reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)  analyzed certain financial forecasts prepared by the management of the Company;

(iv)  discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(v)  reviewed and discussed with senior executives of the Company and the Purchaser information relating to certain strategic, financial and operational benefits anticipated from the Merger;

(vi)  reviewed the reported prices and trading activity for the Company Common Stock;

(vii)  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(viii)  reviewed certain financial terms of the Merger as compared to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(ix)  reviewed a draft of November 1, 2002 of the Agreement, a draft of October 30, 2002 of the form of the voting agreement to be executed by certain shareholders of the Company, a draft of October 31, 2002

B-1

of the Subscription Agreements to be entered into by the Purchaser and certain officers and affiliates of the Company and certain related documents; and

(x)  performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. We have assumed that the final form of the Agreement and related agreements will be substantially similar to the last drafts reviewed by us. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement (the “Transactions”), or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such Transactions, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services which is contingent upon rendering this opinion. In the past, Banc of America Securities LLC or its affiliates have not provided financial advisory and financing services for the Company or the Purchaser. In the ordinary course of their businesses, our affiliates may actively trade or otherwise effect transactions in the debt and equity securities of the Company and the Purchaser for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be included in its entirety in any filing made by the Company in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the cash consideration to be received by the Company’s shareholders in the proposed Merger pursuant to the Agreement is fair from a financial point of view to such shareholders.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

B-2

Annex C

VOTING AGREEMENT

This is a VOTING AGREEMENT (the “Agreement”), dated as of November 1, 2002, by and between SHPS, Inc., a Florida corporation (“Parent”), and the undersigned stockholders (collectively, the “Stockholders”) of eBenX, Inc., a Minnesota corporation (the “Company”).

WHEREAS, concurrently herewith, the Company, Parent and Snow Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended) of such number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as is indicated below his or its signature on the final page of this Agreement (the “Company Shares”); and

WHEREAS, as a material inducement to Parent to enter into the Merger Agreement, the Stockholders are willing to enter into and be bound by this Agreement pursuant to which the Stockholders agree to vote that certain number of their Company Shares as indicated below his or its signature on the final page of this Agreement (the “Subject Shares”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO VOTE THE COMPANY SHARES

Section 1.1    Agreement to Vote the Company Shares.    From and after the date of this Agreement and ending as of the Expiration Date, each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, the Stockholder shall vote the Subject Shares (a) in favor of the Merger Agreement and the transactions contemplated thereby including, without limitation, the Merger, provided that the Merger is submitted to the stockholders of the Company for their approval; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the transaction contemplated by the Merger Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries including an Acquisition Proposal; (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to, in writing, by Parent; (iv) any material change in the present capitalization or dividend policy of the Company, except as otherwise agreed to, in writing, by Parent; or (v) any other material change in the Company’s corporate structure or business, except as otherwise agreed to, in writing, by Parent.

Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Each Stockholder hereby irrevocably grants to, and appoints, David Garner and Merle Ryland, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares in favor of the Merger Agreement and all transactions contemplated by the Merger Agreement and against each matter contemplated by Sections 1.1(b) and (c) hereof; provided that the foregoing proxy shall be effective only in the event that any Stockholder attempts to vote any of the Subject Shares in a manner contrary to this Agreement and any votes by the Stockholders that are contrary to this Agreement shall be void ab initio and have no effect.

(b)    Each Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked.

(c)    Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except upon termination of this Agreement in accordance with the terms hereof. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(d)    Each Stockholder shall immediately place upon each certificate evidencing Subject Shares:

A Voting Agreement dated as of November 1, 2002 has been entered into by the Stockholder and SHPS, Inc. and is kept on file at the Company’s registered office. The Voting Agreement grants irrevocable proxy rights to SHPS, Inc. with regard to the shares represented by this certificate and creates various other rights and interests with respect to those shares.

Section 1.3    No Inconsistent Arrangements.    Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (a) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Subject Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, (d) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

Section 1.4    Additional Company Shares.    Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of equity securities of the Company acquired by such Stockholder, if any, after the date hereof and prior to the Expiration Date (“New Shares”). Each Stockholder agrees that such New Shares shall be voted in the same manner and subject to the same conditions as the Subject Shares as provided for in this Agreement; provided, however, the aggregate Subject Shares shall at no time exceed equal 19.9% of the issued and outstanding Company Common Stock and that the Subject Shares shall be adjusted pro-rata among the undersigned stockholders’ Subject Shares accordingly.

Section 1.5    Expiration.    Article I hereof and each Stockholder’s obligations under such Article I shall terminate and shall no longer be in effect on the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms (such date, the “Expiration Date”).

ARTICLE II

CERTAIN ADDITIONAL COVENANTS

Section 2.1    Non-solicitation.    Each of the Stockholders hereby covenants and agrees that, prior to the Effective Time, he or it shall not, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to an Acquisition Proposal, or negotiate, explore or otherwise engage in discussion with any Person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal, except in accordance with Section 6.6 of the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representation and Warranties of Stockholders.    Each Stockholder hereby represents and warrants to Parent as follows:

(a)    Title.    Except as set forth on Schedule 3.1(a), such Stockholder has good and valid title to the Company Shares listed next to such Stockholder’s name on the signature page hereto, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature.

(b)    Ownership.    On the date hereof, the Company Shares listed next to such Stockholder’s name on the signature page hereto, are owned of record or beneficially by such Stockholder and, on the date hereof. Such Stockholder has sole voting power and sole power of disposition with respect to all of the Company Shares listed next to such Stockholder’s name on the signature page hereto, with no restrictions, subject to applicable federal securities laws, on such Stockholder’s rights of disposition pertaining thereto.

(c)    Authority.    Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been, assuming the due authorization, execution and delivery of the same by each of the other parties hereto, duly and validly executed and delivered by such Stockholder and constitutes a valid, legal and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.2    Representations and Warranties of Parent.    Parent hereby represents and warrants to the Stockholders as follows:

(a)    Parent has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized and approved by the board of directors of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been, assuming the due authorization, execution and delivery of the same by each of the other parties hereto, duly and validly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to

(i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

ARTICLE VI

MISCELLANEOUS

Section 4.1    Further Assurances.    From time to time, at Parent’s request and without further consideration, the Stockholders shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4.2    Entire Agreement; Assignment.    This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements (except to which one or more Stockholders are a party to the Subscription Agreements, the Non-Compete Agreements and any other agreement contemplated by the Merger Agreement) and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

Section 4.3    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 4.4    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 4.5    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, by any courier service, such as Federal Express, providing proof of delivery, or by first class mail. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:

at the respective addresses and telecopier numbers set forth opposite their names on the signature page to this Agreement:

With a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, PA 19102
Attn.: Michael C. Forman, Esquire
Facsimile: 215-568-6603

If to Parent:

SHPS, Inc.
11045 Bluegrass Parkway
Louisville, KY 40299
Attention: David E. Garner, Chief Executive Officer
Facsimile: 502-263-5680

With a copy to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attn.: David L. Beckman, Jr., Esquire
Facsimile: 502-581-1087

or to such other address, person’s attention or telecopier number as the person to whom notice is given may have previously furnished to the others, in writing, in the manner set forth above.

Section 4.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 4.7    Specific Performance.    Each Stockholder recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenant and agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the posting of any bond and without proving that damages would be inadequate.

Section 4.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

Section 4.9    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 4.10    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.11    Waiver of Jury Trial.    PARENT AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

SHPS, INC.

By:	/s/ DAVID E. GARNER
Name: David E. Garner Title: Chief Executive Officer

STOCKHOLDERS:

/s/ JEFFREY ROSENBLUM
Jeff Rosenblum

Shares Owned: 1,503,116 shares of Company Common Stock No. of Subject Shares: 1,481,545 (subject to adjustment pursuant to Section 1.4)

/s/ MARK TIERNEY
Mark Tierney

Shares Owned: 1,745,430 shares of Company Common Stock No. of Subject Shares: 1,720,382 (subject to adjustment pursuant to Section 1.4) CB Healthcare Fund, LP

By:	/s/ ROBERT B. SCHULTZ
Its:	Manager of CB Health Ventures, LLC, general partner

Shares Owned: 829,508 shares of Company Common Stock No. of Subject Shares: 817,604 (subject to adjustment pursuant to Section 1.4)

Annex D

MINNESOTA BUSINESS CORPORATION ACT
SECTIONS 302A.471 AND 302A.473

Section 302A.471.    Rights of Dissenting Shareholders.

Subdivision 1.    Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)    alters or abolishes a preferential right of the shares;

(2)    creates, alters or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)    alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)    excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control shares acquisition does not give rise to the right to obtain payment under this section;

(b)    A sale, lease, transfer or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)    A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

(d)    A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

(e)    Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2.    Beneficial owners.

(a)    A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)    The beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3.    Rights not to apply.

(a)    Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

(b)    If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

Subdivision 4.    Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

Section 302A.473.    Procedures for Asserting Dissenters’ Rights.

Subdivision 1.    Definitions.    For purposes of this section, the terms defined in this subdivision have the meanings given them.

(a)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1, or the successor by merger of that issue.

(b)    “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(c)    “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subdivision 2.    Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1, is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3.    Notice of dissent.    If the proposed action must be approved by the shareholder, a shareholder who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4.    Notice of procedures; deposit of shares.

(a)    After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)    The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)    Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)    A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payments; and

(4)    A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)    In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5.    Payment; return of shares.

(a)    After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)    The corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)    An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)    A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)    The corporation may not withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)    If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6.    Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7.    Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that received a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this preceding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8.    Cost; fees; expenses.

(a)    The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)    If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured in those actions.

(c)    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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